      As filed with the Securities and Exchange Commission on June 9, 2000
                            Registration No. ________

                             -----------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                Amendment No. 1
                                       to
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------


                                   COMC, INC.

                         (Name of issuer in its charter)


Illinois                                               4899                     95-4628378
(State or other jurisdiction                (Primary Standard Industrial        (I.R.S. Employer
of incorporation or organization)           Classification Code)                Identification Number)


                                                                                John Ackerman, Chairman
2840 Howe Road, Suite D                                                         400 N. Glenoaks Boulevard
Martinez, California 94553                                                      Burbank, California 91502
925-335-4000                                                                    818-556-3333
(Address and telephone number                                                   (Name, address and telephone
of registrant's principal executive                                             number of agent for service)
offices and principal place of business)

                                   Copies to:

                                Stephen C. Ryan
                              Scott C. Smith, Esq.
                      McCutchen Doyle Brown & Enersen, LLP
                                  3 Embarcadero
                      San Francisco, California 94111-4067
                            Telephone: (415) 393-2000

         Approximate date of commencement of proposed sale to public: At such time after the effective date of this registration statement as the selling security holders shall determine.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

         If delivery of this Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------- -------------- ----------------------------- -------------------------- --------------------
Title of Each Class of Securities to    Amount To Be   Proposed Maximum Offering     Proposed Maximum           Amount of
be Registered                           Registered     Price Per Security (1)        Aggregate Offering Price   Registration Fee
--------------------------------------- -------------- ----------------------------- -------------------------- --------------------
Common Stock, par value $0.01           17,386,456       $ 1.34                        $ 23,297,851                 $6,150.63
--------------------------------------- -------------- ----------------------------- -------------------------- --------------------


     (1) Estimated solely for the purpose of calculating the registration fee pursuant to rule 457(c) promulgated under the Securities Act based on the average bid and asked prices of the small business issuer's Common Stock in the over the counter market for the five business days prior to June 7, 2000.

         THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                              SUBJECT TO COMPLETION
                    PRELIMINARY PROSPECTUS DATED JUNE 9, 2000

                                -----------------

                                   COMC, INC.
                        17,386,456 Shares of Common Stock
                                 $1.34 PER SHARE

         This Prospectus relates to an aggregate of 17,386,456 shares (the "Shares") of the common stock, par value $.01 per share (the "Common Stock"), of COMC, Inc. ("we" or "us" or the "Company"), including 306,666 shares of Common Stock issuable upon exercise of currently outstanding warrants ("Warrants") and 3,752,487 shares of Common Stock issuable upon exercise of currently outstanding options ("Options"). The Shares covered by this Prospectus are being offered by those shareholders identified under the section of this Prospectus entitled "Registering Shareholders," or their transferees (the "Registering Shareholders"). See "PLAN OF DISTRIBUTION" at Page 22.

         We will not receive any part of the proceeds from the sale of any of these Shares by the Registering Shareholders. However, we will receive funds from the holders of the Warrants and Options payable upon exercise of the Warrants and/or Options. By agreement with the Registering Shareholders, we will pay all of the expenses incident to the registration of the Shares under the Securities Act of 1933, as amended (the "Securities Act") (other than underwriter's commissions and discounts, if any, which will be paid by the Registering Shareholders).

         We have been advised that the Registering Shareholders intend to sell the Shares offered hereby at various times for their own account in the open market at the then prevailing prices or in individually negotiated transactions at such prices as may be agreed upon. The Registering Shareholders will bear all expenses with respect to the offering and sale of Shares owned by them except the costs associated with this registration of their Shares under the Securities Act and the preparation and printing of this Prospectus.

========================== ======================== ======================== ======================== =========================
                                                                             Proceeds to Registering
                           Price to Public (1)      Underwriting Discount    Shareholders             Proceeds to Company (2)
-------------------------- ------------------------ ------------------------ ------------------------ -------------------------

Per Share                   $ 1.34                              -0-              $1.34                Unable to determine. See
                                                                                                      footnote 2, below
-------------------------- ------------------------ ------------------------ ------------------------ -------------------------

Total                       $ 23,297,851                        -0-              $23,297,851          Unable to determine. See
                                                                                                      footnote 2, below
-------------------------- ------------------------ ------------------------ ------------------------ -------------------------

(1)  Not determinable at the present time.
(2) We will not receive any part of the proceeds realized from the sale of Common Stock by the Registering Shareholders. However, we will receive funds from the holders of Warrants and Options payable to us upon the exercise of the Warrants and/or Options. The amount of proceeds that we will receive depends upon the number of Warrants and Options that are exercised. We have issued 100,000 warrants to date covered by this Prospectus that are priced at $1.50 per share and 206,666 warrants to date that are covered by this Prospectus priced at $2.00 per share. We have issued 3,564,987 options to date that are covered by this Prospectus priced at $.08 per share and 187,500 options to date covered by this Prospectus priced at $1.00 per share. If all Warrants covered by this Prospectus were exercised, we would receive a total of $563,332. If all Options covered by this Prospectus were exercised, we would receive a total of $472,699. Thus, if all Warrants and Options covered by this Prospectus were exercised, we would receive a total of $1,036,031. After taking into account estimated offering expenses of approximately $63,150.63 in connection with this offering, the net proceeds we would receive upon the exercise of all Options and Warrants converted hereunder is equal to $972,880.40.

         Our Common Stock is quoted on the OTC Bulletin Board under the trading symbol "CINJ." On June 8, 2000, the closing sale price of our Common Stock, as reported by the OTC Bulletin Board, was $1.37 per share.

          Investing In Our Common Stock Involves A High Degree of Risk.
       You Should Purchase Shares Only If You Can Afford A Complete Loss.
                    See "RISK FACTORS" Beginning on Page 11.

                          ----------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                    COMC INC.

                         Prospectus Dated June 9, 2000

         You should read this Prospectus carefully before making any decision to invest in our Common Stock. It describes our business, services and finances. We have prepared this prospectus so that you will have the information necessary to make an investment decision. You should pay particular attention to the information contained in this Prospectus under the heading "Risk Factors" and in the financial statements and related notes appearing in this Prospectus. In addition, you should consult your own advisors in order to understand fully the consequences of an investment in our Common Stock.

         You should only rely on the information contained in this Prospectus. We have not authorized anyone to provide you with different information from that contained in this Prospectus. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the date of delivery of this Prospectus or of any sale of our Common Stock.


                               Table of Contents

                                                                          Page
                                                                           No.

 1. Prospectus Summary ...............................................      4
 2. Risk Factors .....................................................     11
 3. Forward Looking Statements .......................................     19
 4. Registering Shareholders .........................................     20
 5. Use of Proceeds ..................................................     22
 6. Plan of Distribution .............................................     22
 7. Description of Our Business ......................................     24
 8. Description of Property ..........................................     35
 9. Management's Discussion and Analysis of Financial Condition
      and Results of Operations ......................................     36
10. Financial Statements .............................................     46
11. Certain Relationships and Related Transactions ...................     46
12. Market For Common Equity & Related Stockholders Matters ..........     49
13. Legal Proceedings ................................................     51
14. Description of Securities ........................................     51
15. Directors, Executive Officers, Promoters & Control Persons .......     52
16. Executive Compensation ...........................................     56
17. Changes In and Disagreements with Accountants on Accounting
      & Financial Disclosure .........................................     58
18. Experts ..........................................................     59
19. Disclosure of Commission Position on Indemnification
      for Securities Act Liabilities .................................     59
20. Where You Can Get More Information ...............................     60
21. Index to Consolidated Financial Statements .......................     61
22. Independent Auditors' Reports ....................................    F-1
23. Consolidated Financial Statements
      March 31, 2000 (unaudited) &
      December 31, 1999 (audited).....................................    F-2
24. Consolidated Unaudited Statements of Operations Quarters
      Ended March 31, 2000 & 1999 ....................................    F-3
25. Consolidated Unaudited Statements of Cash Flows Quarter
      Ended March 31, 2000 & 1999 ....................................    F-4
26. Consolidated Audited Balance Sheets Years Ended
      December 31, 1999 & 1998 .......................................    F-5
27. Consolidated Audited Statements of Operations Years Ended
      December 31, 1999 & 1998........................................    F-6
28. Consolidated Audited Statements of Shareholders Equity
      Years Ended December 31, 1999 & 1998............................    F-7
29. Consolidated Audited Statements of Cash Flows Years Ended
      December 31, 1999 & 1998........................................    F-8
30. Notes to Consolidated Financial Statements .......................    F-9



                               PROSPECTUS SUMMARY

         This summary is only a highlight of selected information contained elsewhere in this Prospectus. This summary is not complete and may not contain all of the information that is important to you. To fully understand this offering, you should read the entire Prospectus. Most importantly, you should read the "Risk Factors" beginning on Page 11.

                                   COMC, INC.

         In November of 1996, we consummated the acquisition of Complete Communications, Inc., a California corporation ("CCI"). At the time, CCI was primarily engaged in the business of providing computer network and telephone system services, which included the design and installation of such networks and telephone systems. As consideration for the acquisition of CCI, we issued 10,000,000 shares of our Common Stock to John Ackerman, the sole shareholder of CCI. As a result of this transaction, Mr. Ackerman owned 80% of our securities. In connection with this transaction, we changed our name to COMC, Inc.

         In August of 1998, we acquired ICF, a California corporation based in Martinez, California. At the time that we acquired ICF, ICF was a telephone service provider with operations that focused on the San Francisco Bay Area and the western United States. ICF's operations focused on the design, installation, maintenance, and service of data and voice networks. ICF's customer base included primarily large financial institutions as well as municipalities located in the greater San Francisco Bay Area. Our acquisition of ICF was part of our strategy to expand operations and revenues through acquisitions of small and mid-sized companies that generate most of their revenues through maintenance service contracts, and that are strategically located in high growth markets, such as the western and southwestern United States. ICF has become our base of operations and the source from which all of our revenues are generated. CCI's customer base was absorbed by ICF in August of 1998.

         We were originally incorporated in December of 1978, in the State of Illinois, under the name Automedix Sciences, Inc. Initially our purpose was to research and develop medical technologies for the treatment of cancer and other medical conditions. In the Spring of 1992, Automedix ceased operations due to the fact that we were unable to raise capital to continue clinical trials with respect to a medical device for cancer treatment that Automedix designed. As a consequence, our then Board of Directors began to investigate the possibility of a new business direction and to search for viable acquisition or merger candidates that would enable us to maximize value to our shareholders.

         Today, through ICF's data and voice services division, we provide voice communications and data network design, equipment sales, installation, systems integration consulting, and maintenance to Fortune 1000 size companies and municipalities. In addition, through ICF's Recruitment Services division, we provide technical employee recruitment, leasing and permanent placement services.

         Founded in 1989 to provide telephone systems and services to Bank of America, ICF is currently servicing in excess of 250 customers at over 4,000 customer location sites. ICF employs over 150 service professionals and is headquartered in Martinez, California. ICF has additional sales and service offices in Burbank and Fresno, California, as well as Houston, Texas, Phoenix, Arizona, and Birmingham, Alabama.

         Our expertise in voice communications and data networks permits us to offer customers a wide range of professional services, including network planning, design, implementation, management, maintenance and optimization. Our broad range of distribution of various voice and data equipment manufacturers allows us to serve our customers as a vendor-neutral, single-source provider of communications equipment and service.

         Through ICF, we currently market our products in the following industry segments or arenas:

         o        Banking, Insurance and Financial Services
         o        Federal, State and Local Government Agencies
         o        Local and Higher Education Institutions
         o        Healthcare, Medical, and Pharmaceutical institutions
         o        Retail and Service Companies

         From its inception, ICF has provided local, statewide and nationwide support for such clients as Bank of America, Wells Fargo Bank, the University of California-Berkeley, Orchard Supply Hardware and the City of El Monte. Through ICF we distribute the products and services of a number of leading communications suppliers. In voice systems, we are an authorized dealer for Lucent Technologies, NorTel Networks, and NEC, but also sell and support VSR and T-Metrics. In data systems, we sell and support Cisco Systems, Lucent Technologies, and 3Com. In wiring systems, we sell and support Lucent, IBM, Siemens, Krone-Belden and

Ortronics. By offering equipment from a variety of vendors, we can provide businesses with tailored, scalable solutions.

         In 1996, ICF created a Recruitment Services division to provide ICF's clients with short- and long-term technical consultants, and to make permanent placements of technical personnel. We specialize in the placement of telecommunications and information systems personnel on a national basis, particularly in the areas of telecom design, administration and maintenance, application development, project management, operations, facilities engineering, technical sales and marketing.

         Approximately $16.3 million and $6.0 million of our revenues were recorded for data and voice services during 1999 and 1998, respectively. Approximately $4.8 million and $1.9 million of our revenues were recorded for Recruitment Services placement fees during 1999 and 1998, respectively.

         Our principal executive offices are located at 2840 Howe Road, Suite D, Martinez, California 94553. Our telephone number is (925) 335-4000. ICF is also headquartered in our Martinez, California office and has additional offices in Burbank and Fresno, California, Houston, Texas, Phoenix, Arizona and Birmingham, Alabama.

                               Recent Developments

         On February 3, 1999, Albert P. Vasquez tendered his resignation as a member of our Board of Directors, which became effective February 18, 1999. On May 10, 1999, Richard F. Horowitz resigned as a member of our Board of Directors. The letters of resignation submitted by Mr. Vasquez and Mr. Horowitz did not state any reason for their resignations. On July 1, 1999, Marvin P. Loeb resigned as a member of our Board of Directors. Mr. Loeb's letter of resignation states that his resignation was due to the demands of Mr. Loeb's other business concerns.

         As part of an overall restructuring of our debt obligations to William
M. Burns ("Burns") and Charles E. Lincoln ("Lincoln"), originally incurred in connection with our acquisition of ICF in 1998, we entered into a series of related agreements on August 10, 1999. Specifically, we entered into loan agreements with Messrs. Burns and Lincoln and executed subordinated promissory notes in favor of Messrs. Burns and Lincoln, thereby consolidating our pre-existing debt obligations to Messrs. Burns and Lincoln and extending the repayment term of our debt obligations to three years from August 10, 1999. We also entered into an employment agreement with Christopher R. Smith ("Smith") at this time, which provided for Mr. Smith to commence employment as our Chief Financial Officer on August 23, 1999. Finally, we entered into new employment agreements with Messrs. Burns and Lincoln pursuant to which we agreed to employ Mr. Burns as our Chief Operations Officer and as the President of ICF, and Mr. Lincoln as our President and as the CEO of ICF.

         Related to these transactions, we entered into another group of agreements on August 10, 1999. These transactions involved the sale of Common Stock owned by John J. Ackerman ("Ackerman"), the Chairman of our Board of Directors, to certain accredited investors, and Mr. Ackerman's contribution of 3,651,948 shares of Common Stock to the Company in order to fund certain stock options. Based upon the above referenced transactions, and Mr. Ackerman's contribution of shares of Common Stock to the Company, the total number of shares of our Common Stock issued and outstanding decreased from 19,401,491 to 15,749,543. Mr. Ackerman's stock ownership decreased from 8,000,000 to 3,333,252. After the exercise of certain options we granted on August 10, 1999, we now hold a total of 3,564,987 shares of our Common Stock in treasury. Mr. Smith now owns 200,000 shares and the option to purchase an additional 2,463,896 shares. Other accredited investors purchased a total of 800,000 shares from Mr. Ackerman. Messrs. Burns and Lincoln were each granted options to purchase a total of 376,623 shares of our Common Stock.

         On September 24, 1999, ICF established a $3 million dollar credit facility with Coast Business Credit, a division of Southern Pacific Bank. This credit facility has a two-year term and all amounts borrowed will accrue interest at 2% over the prime rate. Amounts borrowed have been used in order to consolidate various notes payable and to pay certain income taxes payable. This credit facility will also be used to supply working capital and perhaps to finance acquisitions in the immediate future.

         Effective October 11, 1999, we instituted a number of organizational and administrative changes involving certain of our key personnel. Specifically, Mr. Ackerman resigned from his position as our Chief Executive Officer and was appointed the Chairman of the Board of ICF. Mr. Ackerman continues to serve as the Chairman of our Board. Mr. Lincoln was appointed as our Chief Executive Officer and continued to serve as our President. Mr. Burns was appointed the President and CEO of ICF. These changes were motivated by a desire to streamline our management, as well as the management of ICF, and to allow these key employees to focus on those areas where their strengths are greatest. These changes were approved by our Board of Directors and the Board of Directors of ICF effective as of October 11, 1999.

         On November 30, 1999, Mr. Smith was appointed to our Board of Directors in order to fill one of the vacancies created by the resignations of Messrs. Vasquez, Horowitz and Loeb in 1999.

         Between February 2, 2000 and March 27, 2000, we went through certain changes in our independent public accountants, which are described in greater detail beginning on Page 58, below. On March 27, 2000, at a meeting of our Board of Directors, our Board of Directors decided to retain BDO Seidman, LLP as our new independent public accountants. We formally retained BDO Seidman, LLP as our independent public accountants on March 28, 2000.

         During a meeting of our Board of Directors that took place on March 27, 2000, our Board of Directors approved resolutions that, among other things, authorized the following: (i) the sale of Two Million Six Hundred Twenty-five Thousand Dollars worth of our common stock (ii) the termination of Mr. Lincoln's employment with the Company and the negotiation of a settlement and mutual release agreement by and between the Company, ICF and Mr. Lincoln. Our Board of Directors determined that the termination of Mr. Lincoln was necessary due to differences in management styles between Mr. Lincoln and our other officers and different visions for the future of the Company.

         From April 17, 2000 through May 15, 2000, we raised approximately $1,320,000 through a private placement of 1,320,000 shares of our common stock and options to purchase 660,000 shares of our common stock for $1.00 per share with various accredited investors.

         On May 10, 2000, we entered into a Settlement and Release Agreement with Mr. Lincoln. ICF was also a party to this agreement. This Settlement and Release Agreement provided for, among other things: a) the termination of Mr. Lincoln's Employment as our President and Chief Executive Officer and the termination of our Employment Agreement with Mr. Lincoln; b) our agreement to repay all amounts owing under our note made in favor of Mr. Lincoln in the original principal amount of $1,750,000; c) our agreement to pay a lump sum of $185,291.73 to Mr. Lincoln as an aggregate severance payment under Mr. Lincoln's Employment Agreement; d) our agreement to pay for Mr. Lincoln's continued participation in the Company's health insurance and disability insurance programs to the extent offered such programs were previously offered to Mr. Lincoln and continued participation is permitted under such programs, until August 10, 2001; and e) the mutual release of all claims that we or ICF has or may have against Mr. Lincoln, and vice versa.

         On May 11, 2000, Mr. Lincoln tendered his resignation as a member of our Board of Directors, to be effective immediately. Mr. Lincoln's letter of resignation does not state any reason for his resignation.

         Effective as of May 18, 2000, Mr. Smith was appointed as our Chief Executive Officer. At this time, Mr. Smith was also appointed as our President until such time that our Board of Directors is able to locate a successor or a new President is elected by our Board of Directors at the next annual meeting of our Board of Directors, whichever occurs earlier.

                                  The Offering

         This offering relates to 17,386,456 shares of our Common Stock, including 306,666 shares of Common Stock issuable upon exercise of the Warrants and 3,752,487 shares of Common Stock issuable upon exercise of the Options. The offering price for the Shares being registered hereunder shall be $1.34 per share, or such other price per share as the Registering Shareholders shall determine. All Shares are being offered for the account of the Registering Shareholders identified under the section below entitled "Registering Shareholders." We will not receive any part of the proceeds realized from the sale of our Common Stock by the Registering Shareholders. However, we will receive funds from the holders of the Warrants and the Options payable to us upon exercise of the Warrants and Options. By agreement with the Registering Shareholders, we will pay all of the expenses of registration of the Shares hereunder (other than underwriters' commissions and discounts, if any, which will be paid by the Registering Shareholders).

                       Summary Consolidated Financial Data

         The following consolidated financial information reflects our operations for the years ended December 31, 1998 and 1999, and for the three-month period beginning January 1, 2000, and ending March 31, 2000. This summary financial information has been derived from our consolidated financial statements and those of our subsidiary, ICF, which appear later in this Prospectus. This data should be read in conjunction with those consolidated financial statements and related notes.


                                                                                                  THREE MONTHS
                                                         YEARS ENDED DECEMBER 31 ,               ENDED MARCH 31,
                                                       -----------------------------             ---------------

                                                      1998        1999                           1999       2000
                                                      ----        ----                           ----       ----
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENTS OF OPERATIONS DATA:

Net Revenues                                           $7,927     $21,095                         $5,114     $5,953

Total Operating Expenses                               $7,656     $19,462                         $4,984     $4,522

Total Non Cash Charges                                   $281     $11,350                           $191        $56

Operating Income (Loss)                                  ($10)    ($9,717)                          ($61)    $1,375

Earnings Before Interest, Taxes, Depreciation

     and Amortization ("EBITDA")                         $271      $1,633                           $130     $1,431

Net Income (Loss)                                       ($331)   ($10,570)                         ($152)      $738

Basic and Diluted Net Income (Loss) per share          ($0.02)     ($0.55)                       ($0.007)    $0.038

Weighted Average Common Shares Outstanding            $15,012    ($19,154)                       $20,055    $19,401


                                                             AS OF MARCH 31, 2000            AS OF MARCH 31, 1999
                                                             --------------------            --------------------

                                                                              (IN THOUSANDS)

BALANCE SHEET DATA:

Cash and cash equivalents                                            $385                             $311

Working Capital                                                    $4,964                           $6,746

Total Assets                                                       $6,279                           $7,963

Long Term Debt                                                     $3,520                           $3,518

Total Liabilities                                                  $6,040                           $6,986

Total Stockholders' Equity                                           $239                             $977

                                  RISK FACTORS

         You should carefully consider each of the risks and uncertainties described below, as well as all of the other information in this prospectus, before making a decision to buy our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

         If any of the events described in the following risks actually occur, our business, financial condition or results of operations could be adversely affected, the trading price of our common stock could decline, and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

RISKS RELATED TO OUR OPERATING HISTORY

         We Have a History of Losses

         We have only recently achieved profitability for the three months ended March 31, 2000 and have experienced operating losses for the past four fiscal years ended December 31, 1996, 1997, 1998 and 1999. Although our revenues have grown in recent quarters, we may not achieve sufficient revenues for profitability throughout the year. Even if we achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be adversely affected. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," below.

         We Have a Limited Operating History and therefore Our Business Is Extremely Difficult To Evaluate

         Our current business has been operational since November 1996. In August of 1998, we acquired ICF and our operations expanded significantly. As a result of our limited operating history and our recent growth, it will be necessary to implement new and expanded operational, financial and administrative systems and control procedures to enable us to expand, train and manage our employees and coordinate the efforts of our various departments. Our limited operating history may prevent us from achieving success in our business. The revenues and income potential of our business and market are unproven. We will encounter challenges and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets. We may not successfully address any of these challenges and the failure to do so would seriously harm our business and operating results. In addition, because of our limited operating history, we have limited insights into trends that may emerge and affect our business.

         Our Quarterly Operating Results Are Volatile and Future Operating Results Remain Uncertain

         Our quarterly operating results have varied significantly in the past and will likely vary significantly in the future. As a result, we believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as indicators of our future performance. In the future, our operating results may be below the expectations of securities analysts and investors. Our failure to meet these expectations could seriously harm the market price of our common stock. Operating results vary depending on a number of factors, many of which are outside our control.

         We anticipate that the size of customer orders may increase as we focus on larger business accounts. As a result, a delay in recognizing revenue, even from just one account, could have a significant negative impact on our operating results. In the past, significant portions of our sales have been realized near the end of a quarter. As a result, a delay in an anticipated sale past the end of a particular quarter could negatively impact our operating results.

         We generally expect that revenues in the first quarter of each year will be lower than revenues in the fourth quarter of the preceding year due to annual nature of companies' purchasing and budgeting cycles and the year-to-date structure of our sales incentive program. Our expense levels are relatively fixed and are based, in part, on expectations as to future revenues. As a result, if revenue levels fall below our expectations, our net income (loss) could decrease (increase) because only small portions of our expenses vary with our revenues.

RISKS RELATED TO OUR CUSTOMERS

         We Depend on the Growth of Our Customer Base

         Our success is substantially dependent on the continued growth of our customer base. Currently, our customer base is very concentrated. In 1999, 26% and 33% of ICF's revenues were derived from Bank of America and Wells Fargo, respectively. While we are actively diversifying our customer base beyond these two customers, we continue to receive an increasing amount of our revenues from Bank of America and Wells Fargo. If we fail to increase our customer base, our business and operating results may be seriously harmed.

         Our ability to attract new customers will depend on a variety of factors, including the reliability, security, and cost-effectiveness of our products and services as well as our ability to effectively market our products and services. In the past, we have lost potential customers to competitors for various reasons, including lower prices.

         We Depend on Increased Business from Our Current Customers

         If we fail to generate repeat and expanded business from our current customers, our business and operating results would be seriously harmed. Many of our customers initially make a limited purchase of our products and services for pilot programs. These customers may not choose to purchase additional products or services from us. Because the total amount of maintenance and support fees we receive in any period, which constitutes a substantial portion of our revenues, depends in large part on the products we previously sold, any downturn in our sale of products would negatively impact our future service revenues. In addition, if customers elect not to renew their maintenance agreements, our service revenues could be significantly adversely affected.

RISKS RELATED TO OUR SUPPLIERS

         We Depend upon Third-Party Distribution Relationships

         We have a limited number of distributorship agreements and we may not be able to increase our number of distribution relationships in the future or maintain existing relationships. Currently, our distributorship agreements authorize us to act as a distributor of communications products for various vendors, including:

               o    Lucent Technologies
               o    NorTel Networks
               o    Cisco Systems
               o    NEC
               o    3Com

         Our current agreements with these suppliers do not prevent them from doing business with others, and we cannot guarantee that we will continue to receive the volume of products that we need at all times. Certain of our distribution agreements are merely oral contracts that may be terminated by either party at will. This is also true of certain of our written contracts. Therefore, we cannot be certain that any vendor with whom we do business will elect to continue their relationship with us in the future on substantially the same terms and conditions. We believe that an interruption, or substantial modification of our distribution relationships, particularly with Lucent or NorTel, could have a material adverse effect on our business, operating results and/or financial condition. Periodically, these distribution agreements expire and must be renegotiated in order to continue distributing each vendor's products at competitive prices.

RISKS RELATED TO OUR MARKET AND INDUSTRY

         Our Market is Highly Competitive

         Our markets are new, rapidly evolving and highly competitive, and we expect this competition to persist and intensify in the future. Our failure to maintain and enhance our competitive position could seriously harm our business and operating results. We encounter current or potential competition from a number of sources, including:

               o    Equipment manufacturers
               o    Equipment distributors
               o    Network integrators

         The size of a client, the geographic scope and product platform preferences of our target client base dictates the competition we face. The market for both data network and voice communications services and products sales is highly competitive on a local, regional and national basis. The level of competition intensifies, while the number of qualified competitors diminishes as the level of technological and design expertise rises and product distribution rights narrow. As we are predominately a service company focusing on maintenance contracts and installation projects, as well as the fact that most of the customers we target are large enough to purchase direct, we seldom compete with larger equipment distributors on the initial sale of equipment.

         We are trained and certified on most legacy and current release equipment manufactured by Lucent Technologies, NorTel Networks, NEC and Toshiba for voice networks as well as Cisco Systems, Lucent and 3Com for data networks. Maintaining expertise in these systems, while remaining vendor neutral, allows us to competitively bid for service contracts representing approximately 80% of the installed US base of voice and data network systems. We obtain a competitive advantage in that many of the largest targeted customers operate their systems on multiple-vendor platforms (for instance Lucent and NorTel voice switches and Cisco and 3Com data hubs and routers at the same time) which we can service and maintain under one general contract. Many of our competitors are limited to only one major voice and/or one major data vendor relationship and service.

         Our goal as a service company is to continuously expand our geographic service coverage to a national level, as well as expand upon our growing expertise within the above highlighted voice and data equipment platforms.

         We face competition in our targeted Fortune 1000 sized and municipal clients from GTE, Electronic Data Systems, Williams Communications, IBM Global, Claricom, Inacom and AT&T Global. This competition covers larger voice and data network design, installation, maintenance and monitoring projects and contracts on a national basis. On a regional basis, we compete with NetsWork, Metro and Syzygy. This competition covers cabling and voice service contracts as well as project work for medium and large sized clients in California, Arizona, Nevada, New Mexico and Utah.

         Many of our competitors have significantly greater financial, technical and marketing resources, and/or greater name recognition. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Some of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. Many of these companies have more extensive customer bases and broader customer relationships that they could leverage, including relationships with many of our current and potential customers. These companies also have significantly more established customer support and professional services organizations than we do. In addition, these companies may adopt aggressive pricing policies.

         Increased competition could lead to price reductions, decreased sales-volume, under-utilization of employees, reduced operating margins and loss of market share. There can be no assurance that we will be able to successfully compete for customers in our market.

         The Industry In Which We Operate is Rapidly Changing

         New products and technologies will emerge and existing products and technologies will further develop. We cannot predict the effect of these technological changes on our business. While change in technology can create new demand for products and services that we may provide, these new products and technologies may reduce the demand for future services that we offer. Alternatively, such changes in technology may not be made available to us for sale or distribution. As a result, our most significant competitors in the future may be new entrants to our markets with access to new technology and products, who would not be burdened by a technical personnel base familiar with older technology and equipment. Although we are constantly training our personnel on the latest technologies and equipment, it may be cost prohibitive for us to retrain personnel on an entirely new hardware/software platform. Our future success depends, in part, on our ability to anticipate and adapt in a timely manner to technological changes.

         General Economic Conditions May Affect Our Ability To Succeed

         In the last few years, the general U.S. economy has been relatively strong and growing. To the extent the general economic health of the U.S. declines or stagnates, or to the extent companies and individuals fear such a decline or stagnation is imminent, these companies and individuals may reduce expenditures such as those for our services. Any decline/stagnation or concern about a decline or stagnation may delay decisions among some of our customers and prospective customers to make evaluations of our services. Any of these delayed decisions could cause our revenues to decline or be delayed.

RISKS RELATED TO OUR PERSONNEL AND EMPLOYEES

         We Need to Develop and Expand Our Sales and Marketing Capabilities

         We need to expand our marketing and direct sales operations in order to increase market awareness of the products we sell and generate increased revenues. However, competition for qualified sales personnel is intense and we may not be able to hire enough qualified individuals in the future. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective customers. New hires require extensive training and typically take at least six months to achieve full productivity. In addition, we have limited experience marketing our products broadly to a large number of potential customers.

         There can be no assurance that we will be able to expand our marketing staff and sales force or that the cost of establishing such a marketing staff or sales force will not exceed our revenues. We cannot guarantee that our direct sales and marketing efforts will be successful or sufficient.

         We Need To Attract and Retain Qualified Personnel

         Our growth and future success will depend in large part on our ability to attract, train and retain highly skilled and qualified personnel. The competition for qualified personnel in the communications industry is intense. If we are unable in the future to retain a sufficient number of qualified employees, our ability to manage and maintain our business and our customers' communications infrastructures would be significantly impaired.

         We are Dependent on Certain Key Personnel, Who We Must Retain

         We are dependent upon the services of John J. Ackerman, our Chairman, Christopher R. Smith, our Chief Executive Officer, President and Chief Financial Officer, and William M. Burns, our Chief Operations Officer and the President and CEO of ICF, as well as other key personnel. The loss of any of these individuals could materially affect our continuing sales, marketing and development efforts. Our ability to maintain and service our current customers, as well as to expand our development and service activities, is dependent upon our ability to attract and maintain technologically competent employees, such as the individuals listed immediately above, who will assist us in providing service and customer support.

RISKS RELATED TO OUR FUTURE OPERATIONS

         We Expect Significant Increases In Our Operating Expenses

         We intend to substantially increase our operating expenses as we:

               o Increase our sales and marketing activities, including expanding our sales force;
               o Expand our customer support and professional services organizations;
               o    Expand our distribution channels; and
               o Acquire other companies or ownership interests in other companies.

         With these additional expenses, we must significantly increase our revenues in order to become profitable. These expenses will be incurred before we generate any revenues by this increased spending. If we do not significantly increase revenues from these efforts, our business and operating results would be seriously harmed.

         We Need To Manage Our Future Growth

         Part of our business strategy is to achieve rapid growth by expanding our in-house sales force, through the acquisition of other voice and data interconnect companies, by entering into strategic alliances and by taking advantage of regulatory and technology changes and other industry developments. To achieve and sustain growth, we must, among other things, do the following:

               o Successfully build a national sales and marketing organization;
               o    Attract and retain skilled personnel;
               o    Successfully complete targeted acquisitions;
               o Develop more strategic alliances with existing equipment vendors, emerging data management companies, and peripheral service providers;
               o Expand and improve operational, financial and other information systems; and
               o    Control expenses

         We cannot guarantee that we will successfully implement and maintain our operational and financial systems or successfully obtain, integrate and utilize employee, management, operational and financial resources necessary to manage a developing and expanding business in an evolving and increasingly competitive industry.

         We May Need Additional Financing

         Although we believe we will have sufficient funds to support internal growth, we may need additional capital to complete acquisitions and strategic alliances, as well as meet our other long-term business strategies. The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of financial, business and other factors, many of which are beyond our control. Our ability to arrange financing and the costs of financing depend upon many factors, including:

               o    General economic and capital markets conditions;
               o    Conditions in the communications market;
               o    Regulatory developments;
               o    Credit availability from banks or other lenders;
               o Investor confidence in the telecommunications industry and COMC; and
               o Provisions of tax and securities laws that are conducive to raising capital

         If we need additional funds in the future, and are unable to raise such funds, our inability to raise such funds may have an adverse effect on our operations. If we decide to raise additional funds through additional borrowing, we may become subject to additional or more restrictive financial covenants and ratios, as well as other unfavorable terms.

         We May Undertake Acquisitions That May Be Difficult To Integrate, Disrupt Our Operations, and Dilute Stockholder Value

         Our strategy is to grow through acquisitions of and/or making investments in complimentary businesses, technologies, services or products. These acquisitions and investments could disrupt our ongoing business, distract our management and employees, and/or increase our expenses. The success of any acquisition or strategic alliance will depend upon our ability to value accurately, and to integrate effectively, the business acquired or alliance made. We have engaged in discussions with other companies regarding possible acquisitions and/or strategic alliances. If we acquire a company, we could face difficulty in assimilating that company's personnel, operations, technology and software. In addition, we cannot guarantee that key personnel of an acquired company will elect to work for us. We could also face difficulty in integrating the products and services offered by an acquired company into our operations. We may incur indebtedness or issue equity securities to pay for any future acquisitions.

         If we elect to acquire another company, we may use our stock as consideration in connection with such transactions, as indicated above. The issuance of equity securities in connection with such transactions could be dillutive to our existing stockholders. We do not, in general, intend to submit acquisitions to a stockholder vote, except as will be required by Illinois law.

         We May Acquire Contingent or Unknown/Undisclosed Liabilities As a Result of Acquisitions We May Undertake

         If we acquire other companies, we may acquire liabilities that we do not know about at the time of closing of such acquisitions. These liabilities may be contingent or realized or prove to be larger than anticipated. If these liabilities arise, they may be in excess of our ability to collect on our indemnification rights against the former owners of the acquired company. In that case, our cash reserves may decline.

         We Do Not Maintain Liability Insurance For Product Liability Claims

         The marketing and sale of services of the type we sell entails a risk of product liability claims and claims of omission by consumers and others. While we have a general policy of disclaiming liability arising from our work, we do not have liability insurance covering these areas. In the event of a successful liability claim against us, lack of insurance coverage could have a material adverse effect.

RISKS RELATED TO OUR STOCK

         The Market For Our Common Stock Is Limited

         Our securities currently trade on the OTC Bulletin Board and only a small number of shares are traded on a daily basis. As a result, there is a limited market in our securities and there can be no assurance that a more active market will develop. Accordingly, purchasers of the shares of Common Stock offered hereby will find that their investment is highly illiquid and that the shares are difficult to sell.

         Our Stock Price May Be Volatile, Which May Affect Your Investment

     Following this public offering, our common stock price may fluctuate significantly as a result of:

     -  variations and fluctuations in our operating results and revenues;
     -  failure to meet analyst and investor expectations;
     - announcements by us or our competitors of technological innovations or new services;
     -  changes in our industry, including regulatory conditions;
     -  general economic and market conditions; and
     -  our common stock being held by relatively few owners.

     The securities of numerous companies have experienced extreme price and volume fluctuation in recent years and months that is often unrelated to their operating performance. In addition, the market prices for securities of communications and technology companies have frequently reached elevated levels following public offerings. These levels are often not sustainable and may not bear any relationship to such companys' operating performance. If the market price of our common stock reaches an elevated level following this offering, it may materially decline. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and diversion of management's attention and resources.

         Future Sales Of Our Common Stock In the Public Market Could Cause Our Stock Price to Fall and Decrease the value of Your Investment

    The market price of our common stock could fall if our stockholders sell substantial amounts of common stock, including shares issued upon the exercise of outstanding warrants and options, in the public market following this offering. These sales might impede our ability to raise capital through the sale of equity securities in the future at a time and price that we deem appropriate.

         Rule 144 Sales of Our Common Stock May Have a Depressive Effect on the Price of Our Common Stock

         As of May 15, 2000, approximately 20,957,741 shares of our Common Stock were "restricted securities" or shares held by our "affiliates", as those terms are defined in Rule 144 promulgated under the Act. Such shares may only be sold in compliance with Rule 144, pursuant to registration under the Act or pursuant to an exemption therefrom. Generally, under Rule 144, each person holding restricted securities for a period of one year and each person who is an affiliate and holds shares that are not restricted may, every three months, sell in ordinary brokerage transactions an amount of shares which does not exceed the greater of: (i) 1 % of the issuer's then outstanding securities or (ii) the average weekly volume of trading of such securities as reported during the preceding four calendar weeks. Certain non-affiliated persons may sell without regard to such restrictions after holding restricted securities for two years. We are unable to predict the effect that sales made under Rule 144 may have on any then prevailing market price for our securities, although it is likely that sales of a large number of shares would depress the market price for the Common Stock.

         We Have Never Paid Cash Dividends

         We have not paid cash dividends on our common stock and do not expect to pay cash dividends in the foreseeable future.

         We May Issue Substantial Amounts of Additional Shares in the Future Without Obtaining Stockholder Approval

         We have an aggregate of approximately 19,042,259 shares of Common Stock authorized but unissued and not reserved for specific purposes. All of such shares may be issued without any action or approval by our stockholders. Except as described herein there are no other present agreements, commitments or undertakings with respect to the issuance of additional shares, or securities convertible into any such shares. However, any additional issuance of shares would further dilute the percentage ownership of our common stock held by purchasers of Shares offered hereby and would likely have an adverse impact on the market price of our common stock.

         Penny Stock Regulations

         Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. If our securities become subject to the penny stock rules, purchasers of the Common Stock in this Offering may find it more difficult to sell their shares.

        We Are Controlled By Existing Stockholders, Officers and Directors

         After the completion of this offering, a small group of our existing stockholders, including our executive officers and certain of our directors, will continue to beneficially own approximately 65% of our outstanding Common Stock. As a result, these stockholders, acting together, will be able to exercise significant control over all matters requiring stockholder approval. These stockholders acting together will be able to continue to elect all of our directors, thereby exercising control over our affairs. This control exercisable by such stockholders may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, take-over or other business combination involving us or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of our business, even if the transactions would be beneficial to our other stockholders.

                           FORWARD LOOKING STATEMENTS

         The Private Securities Litigation Reform Act of 1995 contains certain safe harbors regarding forward-looking statements. From time to time information that we provide or statements made by our directors, officers or employees may contain "forward-looking" information subject to numerous risks and uncertainties. Forward looking statements include, but are not limited to, statements concerning the characteristics and growth of our markets or customers, our objectives or plans for future operations and products, future revenues and costs and our expected liquidity and capital resources. These statements may be identified by the use of words such as "believes," "expects," "estimates," "anticipates," "intends," "plans" and similar expressions. In addition, any statements made under the caption "Risk Factors" above and elsewhere in this Prospectus that are not statements of historical fact are forward-looking statements. Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties. These risks and uncertainties include, among others,

     o    our potential liquidity problems;
     o significant variability in operating results, including variability in product revenues and gross margins;
     o    fluctuating demand for new and established products and services;
     o    dependence on development of new services;
     o increasing expenses for marketing and development of new products and services;
     o    historical lack of profitability;
     o rapid technological change that affects our ability to respond to customer or market demands;
     o    risks associated with national operations;
     o    the continued and future acceptance of our products and services;
     o    the rate of growth in the industries of our products and services;
     o the presence of competitors with greater technical, marketing and financial resources; and
     o    our ability to successfully expand our operations

         Our actual results could differ materially from those anticipated in the forward looking statements contained herein as a result of various factors, including the above-referenced risks and uncertainties as well as those depicted in the "Risk Factors" section above and elsewhere in this Prospectus.

                            REGISTERING SHAREHOLDERS

         The Registering Shareholders, as well as the total number of Shares, Options and Warrants owned by each are listed below.

         We have engaged in various transactions with certain of the Registering Shareholders, which are described below under "Certain Relationships and Related Transactions" at Page 46.

Name
                                                                                     Number of       Shares
                                                                                     Shares to  Owned After
                                            Stock         Options       Warrants   be Sold (1)     Offering
                                            -----         -------       --------   -----------  -----------

William M. Burns                          3,246,753      376,623              0            0     3,623,376
Charles E. Lincoln                        3,246,753      376,623              0            0     3,623,876
John J. Ackerman                          2,833,252            0              0            0     2,833,252
Christopher R. Smith                        200,000    2,463,896              0            0     2,663,896
Peter Graf                                  550,000            0              0      550,000             0
Timary Koller & Richard E. Koller           500,000            0              0            0       500,000
Steven Richman                              400,000            0              0      400,000             0
Douglas Abrams                              312,500            0              0      312,500             0
Gramercy National Partners, LLC              40,000      204,752              0      244,752             0
Factum Invest AG                            200,000            0         40,000      240,000             0
Verwaltungs und Privatbank AG               192,000            0         38,400      230,400             0
Paul Graf                                   175,000            0              0      175,000             0
Keusch & Merlo Invest AG                    126,667            0         33,333      160,000             0
Gerhard Waldschutz                          150,000            0              0      150,000             0
Nicholas Buoniconti                         100,000       50,000              0      150,000             0
Heinrich Auwarter                           100,000            0         30,000      130,000             0
Von Graffenried Privatbank AG                67,333            0         56,667      124,000             0
Gramercy Park Equity Capital, LP                  0      112,112              0      112,112             0
Summer Associates, L.P.                     110,000            0              0      110,000             0
George L. Malin                             100,000            0              0      100,000             0
Liechensteinische Landesbank AG              80,000            0         16,000       96,000             0
A. Daniel Meiland                            86,961            0              0       86,961             0


Anita R. Toler                               50,000       25,000              0       75,000             0
Paul M. Bakker                               50,000       25,000              0       75,000             0
Richard P. Richman                           75,000            0              0       75,000             0
E.M. Toler, IRA Rollover                     50,000       25,000              0       75,000             0
Aaron M & Kimberly F. Toler                  40,000       20,000              0       60,000             0
Gramercy Madison Fifty Seven Capital, LP          0       43,481              0       43,481             0
Oscar C. and Lois J. Sandberg Trust          33,334            0          6,666       40,000             0
Andre A. Cappon                              30,000        5,000              0       35,000             0
Guy Manuel                                   30,000        5,000              0       35,000             0
Hyposwiss Zurich                             28,000            0          5,600       33,600             0
Sandra Parker Richman                        31,250            0              0       31,250             0
Isaldo Limited                               15,000            0         10,000       25,000             0
Establissment Pour le Placement Prive             0            0         20,000       20,000             0
Maerco Treuhand AG                                0            0         20,000       20,000             0
Gregory Taverrite                            10,000        5,000              0       15,000             0
Patrick J. Guarino                           10,000        5,000              0       15,000             0
Sam J. Domenico                              10,000        5,000              0       15,000             0
John R. Repetti                              12,500            0              0       12,500             0
Judy Gross                                   12,500            0              0       12,500             0
Tammy L. Martin                              12,500            0              0       12,500             0
Appenzeller Innerrhodische Kantonalbank           0            0         10,000       10,000             0
Franco Merlo                                      0            0         10,000       10,000             0
Hansjorg Keusch                                   0            0         10,000       10,000             0
Linda J. Montag                               5,000        2,500              0        7,500             0
Marcus Buri & Karen Phillips                  4,000        2,000              0        6,000             0
Murielle Thinard                                500          250              0          750             0
Vincent Kasbi                                   500          250              0          750             0

                                        ------------------------------------------------------------------
TOTAL                                    13,327,303    3,752,487        306,666    7,402,556     9,983,900

(1) The number of shares to be sold by the Registering Shareholders cannot be determined with certainty at this time. The number of shares to be sold will depend upon a number of different factors including the wants and needs of Registering Shareholders, the individual circumstances of such Registering Shareholders as well as prevailing market conditions at the time of registration and proposed sale. However, for purposes of the above chart we have assumed that all of the Registering Shareholders except for Messrs. Burns, Lincoln, Ackerman & Smith as well as Timary Koller & Richard E. Koller will sell the shares owned by them. The shares owned by Messrs. Burns, Lincoln, Ackerman and Smith, and Timary Koller and Richard E. Koller are subject to a Separate Shareholders Agreement that places restrictions on sales to the general public. The number of shares owned after this offering depends upon the number of shares to be sold, which cannot be determined with certainty at this time. Again, however, we have assumed that all of the Registering Shareholders except for Messrs. Burns, Lincoln, Ackerman & Smith, as well as Timery Koller & Richard E. Koller will sell the shares owned by them and will own no shares after this offering.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the Shares of Common Stock by the Registering Shareholders. However, we will receive the exercise price of the Warrants and Options upon exercise thereof.

         The proceeds that we would receive upon the exercise of all of the Warrants would be approximately $613,332. The proceeds that we would receive upon the exercise of all Options would be approximately $479,656. After taking into account estimated offering expenses of approximately $63,150.63, the net proceeds we would receive upon the exercise of all options & all warrants covered hereunder would equal approximately $972,880.40. There can be no assurance that we will receive any proceeds from the exercise of the Warrants and not all of the Warrants may be exercised. There can be no assurance that we will receive any proceeds from the exercise of the Options and not all Options may be exercised. In either case, the proceeds we would receive in connection with this offering would be minimal after taking into account estimated offering expenses incurred in connection herewith.

         The net proceeds we receive from the exercise of the Warrants and/or Options, if any, would be added to our working capital. We have no definite plans for the use of any proceeds from this offering nor have we made any specific allocations as to the use of such proceeds. We could use the proceeds for current administrative, marketing and other expenses, the acquisition of businesses or repayment of our debt or ICF's debt. Any such application of the proceeds of this offering will be at the discretion of our Board of Directors.

                              PLAN OF DISTRIBUTION

         The sale of the Shares of Common Stock by the Registering Shareholders, or their transferees, may be effected from time to time. The determination of if, when, how and how many of the Shares should be sold will be made by the Registering Shareholders or their transferees. We do not know and do not have any right to determine when, if and how Shares are to be sold by the holders thereof.

         We have agreed to pay all fees and expenses incident to the registration of the Shares of Common Stock (other than underwriting discounts and commissions, if any, which are to be paid by the Registering Shareholders).

         In addition, we have agreed to indemnify certain of the Registering Shareholders against certain liabilities, including liabilities under the Securities Act, in connection with this registration, if any.

         Ways in Which The Shares May Be Sold

         The sale and distribution of the Shares of Common Stock by the Registering Shareholders, or their transferees, may be effected in one or more transactions that may take place in one or more of the following ways at (i) prevailing market prices at the time of sale, (ii) prices related to prevailing market prices or (iii) negotiated prices:

          o in the over-the-counter market, including ordinary broker's transactions,
          o    privately negotiated transactions; or
          o through sales to one or more dealers for resale of such shares as principals.

In addition, the Registering Shareholders or their transferees may also:

          o pledge all or a portion of the shares owned as collateral for margin accounts or in loan transactions, and the shares may be resold pursuant to the terms of such pledges, accounts or loan transactions (upon default by a Selling Shareholder, the pledgee in such loan transaction would have the same rights of sale as the Registering Shareholders under this Prospectus);
          o    enter into exchange traded listed option transactions which require the delivery of the shares listed hereunder; or
          o transfer shares owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as the Registering Shareholders under this Prospectus.

Finally, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         Use of Brokers

         Without limiting the foregoing, brokers may act as dealers by purchasing any or all of the Shares either as agents for others or as principals for their own accounts and reselling such Shares pursuant to this Prospectus. Such brokers may receive compensation from the Registering Shareholders in the form of commissions or discounts and may receive compensation from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal in the form of commissions or discounts. Finally, the Registering Shareholders and any brokers and dealers through whom sales of the Shares are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

         To the extent required by law, the number of Shares to be sold, the purchase price, the name of any agent or broker and any applicable commissions, discounts or other compensation to such agents or brokers with respect to a particular offering will be set forth in a Prospectus Supplement.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to such Shares for a period of one or five business days prior to the commencement of such distribution. In addition to, and without limiting the foregoing, the Registering Shareholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M. These provisions may limit the timing of purchases and sales of any of the Shares by the Registering Shareholders or any such other person. All of the foregoing may affect the marketability of the Shares.

                           DESCRIPTION OF OUR BUSINESS

         General

         We are a technology service company in the telecommunications industry with a rapidly expanding national geographic service coverage area. We design, implement, support and manage LAN/WAN computer network systems, voice communication network systems, and premise wiring for both data and voice. In addition, we distribute and maintain equipment on behalf of major telecommunication equipment manufacturers. Our target clients are primarily Fortune 1000 sized enterprises demanding the highest level of service under project, master and general maintenance contracts to support their complex and growing national voice and data network systems. In servicing these customers, we must provide highly trained and experienced technicians and design engineers on a rapid-response basis to meet our customers' telecommunications planning, design, installation, maintenance and emergency needs. As these and other companies continue their geographic growth, technological expansion and communications modernization, we will provide them with design, product, maintenance and personnel on a turnkey, outsource basis.

         In addition to the services described above, our Recruitment Services division is providing our customers with permanent and temporary technical professional recruitment and placement services to fill their internal staffing needs.

         Our assets are our employees. Our investments are in our employees. While we do not design or take the research and development risk borne by the manufacturers of the equipment we service, we continue to invest in the latest training and certification for the networks we support for data products designed by Cisco Systems, Inc., Lucent Technologies, Inc., Bay Networks (a division of NorTel Networks) and 3Com, as well as voice products by Lucent Technologies, Inc. and NorTel Networks, Inc.

         To date, our target customers have included banking and financial institutions, insurance companies, pharmaceutical companies and health care organizations, as well as municipalities. Having refocused our sales and marketing team in 1999, we are additionally targeting competitive local exchange carriers ("CLEC").

         1999 was a year of integration and rebuilding for us. We reported 1999 revenue, EBITDA and net losses of $21.1 million, $1.5 million and $10.6 million, respectively. This was up significantly from reported 1998 revenue, EBITDA and net losses of $7.9 million, $271,400 and $330,900, respectively. 1998 reflected only four months of operations from the acquisition of ICF, our wholly-owned subsidiary, acquired in August of 1998. ICF represented 100% of the Company's revenue in 1999.

         Matt Burns, one of the former co-owners of ICF, is now the President and Chief Executive Officer of ICF and a member of our Board of Directors. Mr. Burns is also our Chief Operations Officer. John Ackerman is the Chairman of our Board of Directors, as well as the Chairman of the Board of Directors of ICF. Christopher Smith joined our executive management team in August 1999 as our Chief Financial Officer and is now a member of our Board of Directors and our President and CEO. Mr. Smith will lead our acquisition strategy and will be in charge of our day to day operations and financial management. Mr. Smith is also Executive Vice President of ICF. Mr. Smith comes to us with over fifteen years of investment banking, financial management and management consulting experience. Messrs. Burns, Ackerman and Smith are the core of our operating management team and will be responsible for driving internal growth and acquisition integration.

         We plan to make several acquisitions of data and voice service/outsourcing businesses, as well as data network consulting and service companies in key markets. We are currently in discussions with several regional voice and data networking companies regarding possible acquisitions. We anticipate financing our acquisitions with a combination of bank debt, seller financing and common stock.

         Our History

         In November of 1996, we consummated the acquisition of Complete Communications, Inc., a California corporation ("CCI"). At the time, CCI was primarily engaged in the business of providing computer network and telephone system services, which included the design and installation of such networks and systems. As consideration for the acquisition of CCI, we issued 10,000,000 shares of our Common Stock to John Ackerman, the sole shareholder of CCI. As a result of this transaction, Mr. Ackerman owned 80% of our securities. In connection with this transaction, we changed our name to COMC, Inc.

         In August of 1998, we acquired ICF, a California corporation based in Martinez, California. At the time that we acquired ICF, ICF was a telephone service provider with operations that focused on the San Francisco Bay Area and the western United States. ICF's operations focused on the design, installation, maintenance, and servicing of data and voice networks. ICF's customer base included primarily large financial institutions as well as municipalities located in the greater San Francisco Bay Area. Our acquisition of ICF was part of our strategy to expand operations and revenues through acquisitions of small and mid-sized companies that generate most of their revenues through maintenance service contracts, and that are strategically located in high growth markets, such as the western and southwestern United States. ICF has become our base of operations and the source from which all of our revenues are generated. CCI's entire customer base was absorbed by ICF effective as of August, 1998.

         We were originally incorporated in December of 1978, in the State of Illinois, under the name Automedix Sciences, Inc. Initially, our purpose was to research and develop medical technologies for the treatment of cancer and other medical conditions. In the Spring of 1992,

Automedix ceased operations due to the fact that we were unable to raise capital to continue clinical trials with respect to a medical device for cancer treatment that Automedix designed. As a consequence, our then Board of Directors began to investigate the possibility of a new business direction and to search for viable acquisition or merger candidates that would enable us to maximize value to our shareholders.

         ICF Communication Solutions

         Today, through ICF's data and voice services division, we provide voice communications and data network design, equipment sales, installation, systems integration consulting, and maintenance to Fortune 1000 size companies and municipalities. In addition, through ICF's Recruitment Services division, we provide technical employee recruitment, leasing and permanent placement services.

         Founded in 1989 to provide telephone systems and services to Bank of America, ICF is currently servicing in excess of 250 customers at over 4,000 customer location sites. ICF employs over 150 service professionals and is headquartered in Martinez, California. ICF has additional sales and service offices in Burbank and Fresno, California, as well as Houston, Texas, Phoenix, Arizona, and Birmingham, Alabama.

         Our expertise in voice communications and data networks permits us to offer customers a wide range of professional services, including network planning, design, implementation, management, maintenance and optimization. Our broad range of distribution of various voice and data equipment manufacturers allows us to serve our customers as a vendor-neutral, single-source provider of communications equipment and service.

         Through ICF, we currently market our products in the following industry segments or arenas:

         o        Banking;
         o        Insurance and Financial Services;
         o        Federal, State and Local Government Agencies;
         o        Local and Higher Education Institutions;
         o        Healthcare, Medical, and Pharmaceutical institutions;
         o        Retail and Service Companies;

         From its inception, ICF has provided local, statewide and nationwide support for such clients as Bank of America, Wells Fargo Bank, the University of California-Berkeley, Orchard Supply Hardware, and the City of El Monte.

         Through ICF we distribute the products and services of a number of leading communications suppliers. In voice systems, we are an authorized dealer for Lucent Technologies, NorTel Networks, and NEC, but also sell and support Toshiba, VSR and T-Metrics. In data systems, we sell and support Cisco Systems, Lucent Technologies, Bay Networks, and 3Com. In wiring systems, we sell and support Lucent, IBM, Siemens, Krone-Belden and Ortronics. By offering equipment from a variety of vendors, we can provide businesses with tailored, scalable solutions.

          In 1996, ICF created a Recruitment Services division to provide ICF's clients with short- and long-term technical consultants, as well as permanent placement of technical personnel. We specialize in telecommunications and information systems personnel placements on a national basis, particularly in the areas of telecom design, administration and maintenance, application development, project management, operations, facilities engineering, technical sales and marketing.

         Approximately $16.3 million and $6.0 million of revenues were recorded for data and voice services during 1999 and 1998, respectively. Approximately $4.8 million and $1.9 million of revenues were recorded for Recruitment Services placement fees during 1999 and 1998, respectively.

         Industry and Market Opportunities

         We believe that we are uniquely positioned to take advantage of the numerous changes and developments in the communications industry described above, as well as the following anticipated changes and developments described immediately below:

         - Innovations in Technology

         Technological innovations are increasing both the supply of and demand for high-bandwidth telecommunications transmission capacity while also driving increased integration in voice and data networks. Innovations in optics technologies, consisting of both higher quality fiber optic cable and improved transmission electronics, have increased the capacity and speed of advanced fiber optic networks while decreasing the unit cost of transmission. This increased capacity and speed, combined with continuing advancements in microprocessor power, has resulted in the development of bandwidth-intensive applications, growth in Internet usage and increases in the number of network users.

         - Increasing Demand for Communications Services

         We believe that there is and will continue to be significant growth in demand for long distance data, Internet, voice and video services. The increase in computing power, number of computers networked over the Internet, and connection speeds of networked computers are driving tremendous increases in communications use for Internet and data services. Prices for cellular and long-distance voice services have decreased, resulting in increased demand for these services. In addition, cost savings and network efficiencies are driving demand for more robust voice and data network equipment. We believe video conferencing, digital television and other multimedia applications being developed will continue to increase demand for bandwidth.

         - Increasing Demand for Outsourced Service

         With the rapid increases in demand for communications services, the acceleration of technologies, the tightening labor market for technical personnel and the growing cost of information technology/information systems ("IT/IS"), we are experiencing a growing demand for outsourcing and communications infrastructure personnel from our targeted clients, large and small. It is becoming increasingly cost efficient for clients to contract for their services and personnel, versus managing these teams in-house. By retaining project and administrative management in-house and sub-contracting their voice and data network maintenance and emergency response, installations and conversion projects, our clients can better manage their costs.

         - Deregulation Within the Communications Industry

         Around the world, the communications industry is experiencing liberalization. In the U.S., the long distance market became highly competitive in the 1980s following the break up of AT&T, and the passage of the Telecommunications Act, which was designed to open local markets to competition. New companies have formed to compete for markets that have been traditionally dominated by a very small number of larger providers. Distribution channels have become more fragmented as the barriers of entry have been removed and new companies are emerging with new technologies to challenge the historic gatekeepers of the communications infrastructure. These emerging companies will need distributors and service providers for their new hardware and software products. Interconnect service providers of data and voice are leveraging their existing customer base to provide these companies with a new full service, vendor-neutral channel.

         - Increasing Specialization Within the Communications Industry

         We believe industry specialization will continue to occur as communications companies focus on their core competencies and outsource non-core activities. In the interconnect markets, we believe that equipment manufacturers will increasingly divest their service business units and service providers will expand beyond their sole equipment manufacturer's representation to become more vendor-neutral and client focused. We believe that this creates a tremendous opportunity for a communications service provider such as COMC, which we believe we are well positioned to take advantage of.

         Sales and Marketing

         We believe that we have built a strong base of Fortune 1000 corporations as clients. The 500 largest U.S. companies generally have annual budgets that range between $1 million and $100 million for the purchase of voice and data products and services to support national and regional internal operations, as well as achieve efficiencies and cost savings. Other clients we target have budgets ranging from $300,000 to $1 million per year.

         We believe that long-term relationships based on quality customer service, short response time and competitive pricing are the most effective way of attaining our business objectives. Presently, we are balancing the expansion of our client base through a more targeted solicitation of new clients in our existing geographic markets, as well as strategic acquisitions into new geographic markets. Through a proactive campaign we will also cross-market telecommunication services with our clients in an attempt to capture a larger share of our clients' business. Our plan is to establish cross-marketing agreements with certain local and long distance carriers, hardware and software development companies, electrical service suppliers and custom data network consulting firms.

         We work with our clients to transition their communications departments from in-house personnel to outsourcing whenever possible. Unlike certain of our competitors, we focus on large corporations that have diversified needs and substantial pent up demand to outsource their maintenance and service requirements.

         Our sales personnel are divided between local office sales calls to coordinated National Account sales programs. Where local sale personnel rely on relationships and leads, National Account sales personnel approach the Fortune 1000 customer or municipality as a team, including design engineers and project managers. We intend to hire additional sales personnel to meet our growing local and national sales efforts. We hope to increase the size of our sales force significantly through acquisitions as well as an aggressive hiring campaign. It is anticipated that such sales personnel will be compensated strictly on a commission basis utilizing leads generated through referrals, periodic mailings, telemarketing and cold calls. We believe that building market share through direct sales, cross-fertilization of services as well as mergers and acquisitions will be an effective strategy for growth in the short term.

         Services rendered to our clients are performed primarily under master contracts. Each master contract contemplates hundreds of individual construction and maintenance projects valued generally at less that $100,000 each. These contracts typically are awarded on a competitive bid basis. We also have contracts similar to master contracts with certain other clients. In addition to services rendered pursuant to master contracts, we provide construction and maintenance on individual projects awarded on a competitive bid basis. While such projects are generally substantially larger than individual projects covered by master contracts, such projects typically require the provision of services similar to those rendered under master contracts. Master contracts may extend for one to three years. Service agreements are generally terminable by the customer at any time.

         Our client relationships are with senior executives, chief information or technology officers, IT/IS managers, or customer purchasing departments. With our larger customers, we are often one of a few preferred vendors. Once on a preferred vendor list, our sales personnel are eligible to work directly with project managers or in-house consultants for additional work orders. To date, most of our business has been generated through referrals, personal sales calls, direct mailings and telemarketing. However, we intend to expand our marketing efforts to include:

         o improved graphic user interface and development of an advertising presence on the World Wide Web;
         o solicitation of manufacturers for on-line advertising and promotional plans;
         o        trade magazine advertising; and
         o regular participation in user group conferences and business trade shows.

         In addition, we will attempt to increase our client base with our aggressive pricing policy and by acquiring additional distributors, thereby broadening our product offering. We also intend to add technicians qualified to service these new products and services and increase our flexibility in both pricing and in service offerings.

         Products and Services

         We provide a comprehensive array of communications products and services. Our products and services fall into three categories:

          o    Professional Services
          o    Network Service and Equipment Sales
          o    Recruitment Services

         - Professional Services

         We design, build and operate advanced voice, data and integrated networks. We plan to leverage our technical and recruiting expertise to provide additional professional service offerings including outsourcing, advanced call center applications, network engineering and network consulting. We will continue to expand these services as client demand for advanced communications solutions continues to grow.

         We employ highly skilled network engineers with an expertise in data as well as integrated voice and data networking. Our Network Engineering group designs networking solutions, implements those solutions and provides ongoing operational support utilizing standard technologies. We also provide engineers on a fee-for-service basis for clients who seek to augment their own resources. We are actively recruiting additional engineers to service our expanding client base.

         Our network consultants coordinate the operational plans of our clients with their existing network capacity and capability in order to determine the communications environment necessary to meet their business needs. Our consultants provide a complete analysis of existing network status and predict the impact of future changes on a network and also develop sophisticated Internet applications.

         - Network Service and Equipment Sales

          We provide service, maintenance and support for our clients' growing data and voice communications networks, as well as sell and install data and voice communications equipment. We maintain and service our clients' networks primarily through annual maintenance plans or through project-specific plans based on time and materials. We can remotely monitor and manage the voice and data equipment and network connectivity of our customers 365 days a year, 24 hours a day, through our advanced network management center.

         We also design, build and operate data networks, integrated voice and data networks and computer telephony integration. To meet our clients' needs, we evaluate technologies such as Internet protocol, frame relay, DSL and ATM, and then select, integrate and deploy the appropriate routers, switches, access devices and other required equipment. The networks we build range from small local area networks (LAN's) supporting less than 50 users to wide area networks (WAN's) supporting thousands of users and multiple technologies.

         We offer our clients a variety of voice, telephone and video equipment for the office environment. We also install, configure and integrate all of the equipment we purchase on behalf of clients, primarily telephones, switches, lines and computer servers. The voice systems range from between 15 and 50,000 internal telephone lines. This equipment includes PBX and key systems, building wiring, call centers, voice mail systems and premise (as opposed to mobile) wireless systems. We have the capability to install all connection lines including twisted pair copper (Cat III, V and VII), ISDN, coaxial cable and fiber optic, but often sub-contract this activity as well as any electrical wiring needs a client may have in connection with the installation of our equipment. However, we intend to bring more of this activity in-house.

         - Recruitment Services Group

         Our Recruitment Services group provides our clients with short- and long-term technical consultants, as well as permanent placement of technical personnel. We specialize in telecommunications and information systems industry nationwide placements, particularly in the areas of telecom design, administration and maintenance, application development, project management, operations, facilities engineering, technical sales and marketing. We recruit our candidates from a variety of sources utilizing our own web site, electronic and print employment bulletin boards, cold calling and recruiter networking. Approximately 80% of our Recruitment Services revenues are from leasing employees on a temporary basis to our clients and 20% of our Recruitment Services revenues are from permanent placement fees.

         Vendor Relationships

         We have agreements with the voice and data equipment manufacturers listed immediately below.

          o Lucent Technologies: authorized dealer since 1/98, entire voice and data product line;
          o NorTel Networks: authorized distributor since 1/94, products have changed to Meridian from Norstar lines;
          o Cisco Systems: authorized distributor since 1/97, entire product line including switches and routers;
          o NEC: authorized distributor since 1/94, entire voice and data network product line; and,
          o 3Com: authorized distributor since 1/97, entire product line including NIC cards, HUB's and routers.

         Our agreements with the above-referenced voice and data equipment manufacturers provide for the distribution, resale or integration of products, and/or acting as agents for these equipment manufacturers. Normally, we receive volume purchase discounts on these manufacturers' products or service. We estimate that revenues based on service and equipment sales of Lucent and NorTel products accounted for approximately 46% and 42%, respectively, of our data and voice revenues of $16.3 million in 1999, and approximately 36% and 33% of our total revenues in 1999.

         Customers

         We currently support approximately 250 clients at over 4,000 of their customer sites across a broad range of industries, including banking, retail distribution and manufacturing, as well as educational, local and federal governmental and non-profit institutions. Our clients consist primarily of Fortune 1000 sized companies with employees and workstations between 10,000 and 100,000. In 2000, we will also focus on small to medium sized customers with employees and workstations between 50 and 10,000. We believe that our high level of customer service has and will continue to enable us to capture an increasing portion of each of our clients' communications budget in the future.

         Our current customers include Bank of America, Wells Fargo Bank, Bank of the West, the Good Guys, The University of California-Berkeley, Orchard Supply Hardware, The City of El Monte, City of Upland, Burbank Unified School District, Blue Cross, Western Carlson Design and Ameriflight. We also have subcontract relationships with Southwestern Bell, Lucent Technologies, Ameritech, Williams Communications, and Sprint Communications.

         In November of 1999, we learned that our contract with the City of Los Angeles, which was operating on a month to month basis since February of 1999, would not be renewed. During 1999, we recognized approximately $1.6 million in revenue from the City of Los Angeles contract. Also, in February of 2000, the County of Sonoma informed us that they would no longer use us for service maintenance after May of 2000. During 1999, we recognized approximately $1.8 million in revenue from our relationship with the County of Sonoma. We believe that the revenue and contribution profits lost from these clients will be offset by the growth in revenues and contribution profit from our existing clients, and further offset by new clients.

         Employees

         As of December 31, 1999, we employed 169 persons at a total of six different sales and service locations throughout the U.S. Of these 169 persons, four were executive officers, 144 were technicians, six were engineering personnel, six were engaged in sales, and nine were engaged in administrative and clerical activities. As we continue to grow, we expect and will need to hire additional personnel.

         Our relations with our employees are satisfactory. None of our employees are represented by a union or collective bargaining agreement, and we have not experienced any work stoppages.

         Competition

         The size of a client, the geographic scope and product platform preferences of the target client base dictates the competition we face. The market for both data network and voice communication services and products sales is highly competitive on a local, regional and national level. This competition intensifies, and the number of qualified competitors diminishes as the level of technological and design expertise rises and product distribution rights narrow. Since we are predominately a service company focusing on maintenance contracts and installation projects, and based upon the fact that most of the customers we target are large enough to purchase direct, we seldom compete with larger equipment distributors on the initial sale of equipment.

         We are trained and certified on most of the legacy and current release equipment manufactured by Lucent Technologies, NorTel Networks, NEC and Toshiba for voice networks as well as Cisco Systems, Lucent and 3Com for data networks. Maintaining expertise in these systems, while remaining vendor neutral, allows us to competitively bid for service contracts representing approximately 80% of the installed US base of voice and data network systems. We obtain a competitive advantage based upon the fact that many of the largest targeted customers operate their systems on multiple-vendor platforms (for instance Lucent and NorTel voice switches and Cisco and 3Com data hubs and routers at the same time) which we can service and maintain under one general contract. Many of our competitors are limited to only one major voice and/or one major data vendor relationship and service.

         Our goal as a service company is to continuously expand our geographic service coverage to a national level, as well as expand upon our growing expertise within the above highlighted voice and data equipment platforms.

         We face competition in our targeted Fortune 1000 sized and municipal clients from GTE, Electronic Data Systems, Williams Communications, IBM Global, Claricom, Inacom and AT&T Global. This competition covers larger voice and data network design, installation, maintenance and monitoring projects and contracts on a national basis. On a regional basis, we compete with NetsWork, Metro and Syzygy. This competition covers cabling and voice service contracts as well as project work for medium and large sized clients in California, Arizona, Nevada, New Mexico and Utah.

         Overview of the Industry

         Telecommunications is the transmission of data, voice or video signals across a distance. Data signals connect computers through local area networks, wide area networks, and the Internet, or connect peripheral devices, such as facsimile machines and printers. Voice signals usually connect people in telephone conversations. Video signals include video Conferencing and television signals. Telecommunications services are typically divided into long distance and local services. The telecommunications industry includes the configuration, sale, installation and maintenance of communications equipment, and technical services for the design and operations of communication networks handling voice, data and video traffic.

         Recently, the telecommunications industry has been characterized by rapid technological change, changes in the industry structure and increased demand for services and equipment. The demand for all types of telecommunications services has been increasing, with rapid growth in high-speed data services, including the Internet.

         Many of the largest equipment and service providers have achieved growth through acquisitions and mergers. These combinations have provided access to new markets, new products, and economies of scale. Despite this consolidation, the number of new entrants is increasing and new entrants are gaining market share from the large and established providers. In this highly competitive environment, telecommunications providers are increasingly focusing on core competencies and outsourcing non-core activities to other providers. In the telecommunications equipment market segment, both Lucent Technologies and NorTel Networks have attempted to divest their service and maintenance units in the past two years to focus on equipment development and sales. This trend is a significant departure from the traditional integrated model that has prevailed in the industry since its inception, and represents an opportunity for us.

         Advances in Telecommunications and Networking Technology

         Telecommunications providers transmit voice, data and video signals primarily over copper, coaxial and fiber optic cables, microwave systems and satellites. Beginning in the 1960s, microwave systems began to replace copper cable. By 1990, fiber optic cables had largely replaced copper cable for long distance transmission. Fiber optic cables use light to transmit information in digital format through ultra-thin strands of glass. Compared to copper, fiberoptic cables provide significantly greater capacity at lower cost with fewer errors and increased reliability.

         Several advances in switching and electronics have further increased the bandwidth, or transmission capacity, of telecommunications networks. Dense wavelength division multiplexing (DWDM) transmits multiple light signals through a single optical fiber and can currently increase the bandwidth of fiber optic cables by up to 128 times the original fiber optic technology.

         Historically, carriers have built telecommunications networks based on circuit switching. Circuit switching establishes and keeps open a dedicated path until the call is terminated. While circuit switching has worked well for decades to provide voice communications, it does not efficiently use transmission capacity. Once a circuit is dedicated, it is unavailable to transmit any other information, even when the particular users of that circuit are not speaking or otherwise transmitting information. Packet switching is replacing circuit switching. Packet switching divides signals into small "packets" which are then independently transmitted to their destination via the quickest path. Upon their arrival, the packets are reassembled. Packet switching provides more efficient use of the capacity in the network because the network does not establish inefficient dedicated circuits, which waste unused capacity.

         New packet networking technologies include Internet protocol (IP), asynchronous transfer mode (ATM) and frame relay. These technologies operate at very high speeds ranging from 1.544 megabits per second (or DS-1) to 2.488 gigabits per second (or OC-48) and beyond. By comparison, one voice call requires roughly 64 kilobits per second. Packet networks are especially efficient at carrying data signals. ATM service quality controls support high-quality voice and video signals. Similar quality controls are being developed for IP.

         Data traffic, whether accommodated by circuit switching or packet networking, is growing more rapidly than voice traffic. Annual growth in data traffic is estimated at 25% to 40% per year, whereas voice is growing at 6%, albeit on a much greater usage base. It is further estimated that by the year 2002, data will account for 95% of all global traffic. The drivers of this growth are (i) the success of the Internet, (ii) cost and performance improvements in computing, storage and modems, and (iii) embedded information and applications (including e-commerce, electronic media, business intranets and virtual private networks (VPR's)).

         Convergence of Data and Voice Services

         Telecommunications network designs have traditionally created separate networks using separate equipment for voice, data and video signals. The evolution from `analog' to `digital' technologies, which convert voice and other signals into a stream of "1"s and "0"s, eliminates the traditional distinctions between data, voice and video transmission services. High-bandwidth networks that use advanced packet-switched technology transmit mixed digital voice, data and video signals over the same network. This enables telecommunications customers to use a single device for voice, data and video communications. Although these devices are new to the market, customer interest and acceptance are rapidly growing.

         Each evolution, from copper to fiber optic cables, from one to many light signals, from circuit-switching to packet-switching and from analog to digital signals, has produced significant increases in network capacity. When considered together, these evolutions have produced enormous increases in the ability to transfer large amounts of information across vast distances almost instantaneously. With each new leap in transmission capacity, end-users have come to rely on their ability to access and manipulate ever-greater amounts of information quickly and easily. This reliance has consistently created demand that outstrips the available capacity.

         Equipment Manufacturing and Distribution Market

         The telecommunications equipment industry in the U.S. has grown substantially in the last several years through sales to local and long distance carriers, end-users, Internet and other data service providers. The dramatic growth of the telecommunications and data networking equipment industry stems in part from: (a) the development of new technologies which allow systems to provide integrated voice and data services, and (b) from increased corporate and household bandwidth demand, which require both established and new carriers to expand and upgrade their facilities. Manufacturers distribute telecommunications equipment through their own sales forces as well as through interconnect service providers as third parties.

         Interconnect Services (Communications and Data Solutions) Market

         Businesses seek solutions to the challenges of selecting, maintaining and upgrading information and communications technologies and services amid rapid technological advances. As a result, the demand for consultants' services in systems integration and communications networks has been growing rapidly. Businesses such as Williams Communications, Norstar, Inc. and International Network Services on a national level and COMC on a regional level, assess customers' communications and information technology needs, evaluate equipment and services options, procure equipment and services, implement efficient network solutions and manage the combination of technologies.

                             DESCRIPTION OF PROPERTY

         Our headquarters are located at 2840 Howe Road, Suite D, Martinez, California. We occupy 8,000 square feet, of which approximately 7,000 square feet are dedicated to office space and 1,000 square feet are dedicated to warehouse space. We pay monthly rent of $8,241 for our headquarters in Martinez under a lease that will expire in November 2002. ICF has recently leased an additional 3,700 square feet of office space and 3,200 square feet of warehouse space at 2840 Howe Road. ICF will pay a monthly rent of $6,750 under the new lease that was signed in April 2000 and will expire November 2002. ICF occupies a 2,700 square feet space in a commercial building at 400 N. Glenoaks Boulevard, Burbank, California. ICF pays a monthly rent of $3,907 under a lease that was signed in April 1995 and that expired in March 2000. We are currently identifying larger space for lease in the area and will continue to lease the existing facility on a month to month basis. ICF also occupies an office in a commercial building at 5201 Mitchelldale, Suite B3, in Houston, Texas, of which approximately 1,000 square feet are dedicated office space and 1,000 square feet are dedicated to warehouse space. ICF pays a monthly rent of $1,340 for this property located in Houston under a lease that will expire in October 2000. ICF occupies an office in a commercial building at 2810 S. 24th Street, Suite 111, Phoenix, Arizona, of which 3,693 square feet is office space and 1,729 square feet is warehouse space. ICF pays a monthly rent of $3,546 for this property located in Phoenix under a lease that will expire in September 2003. Finally, ICF occupies an office in a commercial building at 1788 N. Helm, Suite 107, Fresno, California, of which approximately 1,800 square feet is office space and 700 square feet is warehouse space. ICF pays a monthly rent of $1,000 for this property located in Fresno under a lease that will expire in December 2001.

         We believe that the above descibed properties are sufficient to meet our requirements for the remainder of the year 2000.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
                           AND RESULTS OF OPERATIONS


         The following discussion of the financial condition and our results of operations should be read in conjunction with the audited Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements below.

         Overview

         We are a technology service company in the telecommunications industry with a rapidly expanding national geographic service coverage area. We design, implement, support and manage LAN/WAN computer network systems, voice communication network systems, and premise wiring for both data and voice. In addition, we distribute and maintain equipment on behalf of major telecommunication equipment manufacturers. Service-related revenues, maintenance and client outsourcing services, through our wholly owned subsidiary ICF, now represents 100% of our total revenues. Our gross margin varies significantly depending on the percentage of service revenues versus revenues from the sale and installation of products (with respect to which we obtain a lower margin). For our major customers, we typically provide these services under contracts with durations of one or more years.

         Under an acquisition and consolidation strategy, we intend to build our operations and to expand our presence primarily in high growth markets of the United States.

Results of Operations
Three Months Ended March 31, 2000 and 1999:

                                                  March 31             March 31
         Dollars in Thousands                         2000                 1999
         --------------------                         ----                 ----

         Net Revenues
              Data & Voice Services                 $5,155               $3,846
              Recruitment Services                    $798               $1,268
                                                      ----               ------

                  Total Revenues                    $5,953               $5,114
                                                    ======               ======

         Our revenues were $5,952,700 and $5,114,300 for the three months ended March 31, 2000 and 1999, respectively, representing an increase of 16%. This increase was due primarily to a 34% increase in Data and Voice Services revenue for the period, offset by a 37% decline in Recruitment Services revenue. Data and Voice Services benefited from a number of new client project billings, as well as significant period conversion project work relating to one of our larger existing clients. Recruitment Services revenue declined due to the unanticipated loss of a number of key recruitment professionals, which have since been replaced, as well as from a tightening of the labor market's effect on our ability to identify qualified professionals for our clients in the period.

                                                        Gross                      Gross
                                          March 31     Profit       March 31      Profit
      Dollars in Thousands                    2000     Margin           1999      Margin
      --------------------                    ----     ------           ----      ------
      Gross Profit

           Data & Voice Services            $2,550       49%          $1,141        29%
           Recruitment Services               $269       34%            $323        25%
           --------------------               ----                      ----

               Total Gross Profit           $2,818       47%          $1,464        28%

         Cost of revenues was $3,133,800 and $3,649,900 for the three months ended March 31, 2000 and 1999, respectively, representing a decrease of 14%. Conversely, our Gross Profit for the comparable periods were $2,818,900 and $1,464,400, respectively, representing an increase of 92%. Gross profit and margin for Data and Voice Services were $2,549,500 and 49%, respectively, for the three months ended March 31, 2000, as compared with $1,141,400 and 29%, respectively for the three months ended March 31, 1999. The increase in margin was due to more favorable pricing on services, more efficient management of technical labor and lower comparable product sales, which typically carry a much lower gross profit margin. Gross profit and margin for Recruitment Services were $269,400 and 34%, respectively for the three months ended March 31, 2000, as compared with $323,000 and 25%, respectively for the three months ended March 31, 1999. The increase in margin was due to a higher percentage of permanent placement revenue as compared to the prior period, which has significantly higher margin.

         Selling, general and administrative expenses increased only 3% from $1,334,900 for the three months ended March 31, 1999, to $1,387,700 for the three months ended March 31, 2000, in light of revenue growth of 16%. This was due to the focused management of our fixed operating costs period over period. Our holding company expenses increased by $21,200 from $173,700 for the three months ended March 31, 1999 to $194,900 for the three months ended March 31, 2000. SG&A expenses for ICF's operations increased from $1,161,200 for the three months ended March 31, 1999 to $1,192,800 for the three months ended March 31, 2000.

         Depreciation expenses were $56,000 and $51,400 for the three months ended March 31, 2000 and 1999, respectively. This slight increase was due to the purchase additional field service and new office equipment. We expect that depreciation will continue to increase in dollar terms as a result of additional investments in capital equipment required to support the anticipated growth in our business.

         Amortization expense relating to goodwill was $0 and $139,100 for the three months ended March 31, 2000 and 1999, respectively. The elimination of goodwill amortization in 2000 was due to the write-off of goodwill in the fiscal year ended December 31, 1999. In December 1999, under the guidelines of Statement of Financial Accounting Standards No. 121, we assessed the recoverability of certain of our long-lived assets, namely goodwill. We estimated the fair value of our goodwill based on comparable assets within the industry, our economic outlook and discounted future cashflows. These procedures resulted in the determination that the aforementioned asset had been permanently impaired, and a charge to earnings of $10,382,300 resulted in 1999 with the write-off of all of our amortizable goodwill.

                                                    March 31,        March 31,
         Dollars in Thousands                         2000             1999
         --------------------                         ----             ----
         Earnings Before Interest, Tax,
              Depreciation and Amortization          $1,431            $130

         Earnings before interest expense, income tax, depreciation and amortization expenses ("EBITDA") increased by over 10 times to $1,431,200 for the three months ended March 31, 2000 from $129,500 for the three months ended March 31, 1999.

         Interest Income increased slightly from $1,600 for the three months ended March 31, 1999 to $2,200 for the three months ended March 31, 2000 due to slightly higher average daily cash balances with interests rates earned remaining relatively constant throughout the comparable periods.

         Interest Expense increased for the three months ended March 31, 2000 to $41,100 from $11,700 for the three months ended March 31, 1999, due to increased borrowing of our working capital line of credit which was utilized to accelerate the repayment of ICF's income tax liabilities relating to years prior to 1998, as well as to fund the growth in our working capital.

         Interest Expense - Related Party increased slightly for the comparable period to $118,600 due to a slightly higher interest rate versus the prior year on the same principal balance, and the inclusion of a non-cash charge relating to the amortization of deferred finance charges of $30,000 in the Quarter.

         Other Income (Expense) is comprised mostly of bank fees and charges associated with our line of credit, offset by miscellaneous income for the period, which resulted in income of $300 for the three months ended March 31, 2000, versus $2,900 for the three months ended March 31, 1999.

         An Income Tax provision of $480,000 was taken for the three months ended March 31, 2000 due to our increase in taxable income versus a year ago.

         Net Income increased to $738,000, or $.04 per share, fully-diluted for the three months ended March 31, 2000 versus a Net Loss of $151,700 for the three months ended March 31, 1999.

Results of Operations
Years Ended December 31, 1999 & 1998

        Our consolidated statement of operations in 1998 includes our results and the results of our wholly-owned subsidiary CCI for the twelve months ended December 31, 1998, as well as the results of operations of ICF for the four months ended December 31, 1998. CCI's customer base was absorbed by ICF effective August of 1998. Our consolidated statement of operations in 1999 includes our results and the results of our wholly-owned subsidiary ICF for the twelve months ended December 31, 1999.

         Dollars in Thousands                1999         1998
         --------------------                ----         ----

         Net Revenues

              Data & Voice Services          $16,267       $6,037
              Recruitment Services            $4,829       $1,890
              --------------------            ------       ------

                  Total Revenues             $21,096       $7,927
                                             =======       ======


         Revenues in 1999 grew by over 166% over the comparable 1998 period. Data and Voice Services revenue grew by 169% over the prior year primarily due to the inclusion of ICF for a full 12 month period versus only four months in 1998. Secondarily, a more focused sales effort was initiated to take advantage of increased demand for services among our target customers. This increased demand continues to be the result of favorable economic conditions, as well as increased merger and acquisition activity in the banking and finance industries that affected our most significant customers. Recruitment Services revenue increased by 155% primarily due to the inclusion of ICF for a full 12 month period versus only four months in 1998, but offset by increased competition and a tightening labor pool for telecommunications specialists which we target.


                                                             Gross                   Gross
                                                             Profit                  Profit
         Dollars in Thousands                        1999    Margin          1998    Margin
         --------------------                        ----    ------          ----    ------

         Gross Profits
              Data & Voice Services                $5,733     35.2%         $2,343    38.8%
              Recruitment Services                 $1,373     28.4%         $  573    30.3%
              --------------------                 ------                   ------

                  Total Gross Profits              $7,105     33.7%         $2,916    36.8%
                                                   ======                   ======

         Cost of revenues increased 179% from 1999 over 1998. Data and Voice cost of services increased 185%, while Recruitment costs of services grew by 162%, due primarily to the inclusion of ICF cost of services for a full 12 month period versus only four months in comparable 1998. Gross profits grew an overall 143% during 1999 as compared with the Pro forma 1998. Data & Voice Services gross profits grew by 144%, with gross margin decreasing from 38.8% of sales in Pro forma 1998 to 35.2% of sales in 1999. The decrease in gross margin is the result of the inclusion of only four months of ICF, which has slightly lower margin on higher volume of service revenue as compared with CCI in 1998. Recruitment Services gross profits increased 139%, with gross margins decreasing from 30.3% in 1998 to 28.4% in 1999. The gross margin reported for

1998 was not indicative of an annualized profit margin for Recruitment services, but rather the result of a higher concentration of higher margin permanent placement revenue in the last four months of 1998.

         Selling, general and administrative expenses increased from $2,644,300 to $5,676,400, or 114% from 1998 to 1999. This was due to the inclusion of ICF's selling, general and administrative expenses for a full 12 month period in 1999 versus only four months in 1998. Our holding company expenses declined from $981,700 in 1998 to $613,100 in 1999 due to significant cost cutting and expense rationalization during 1999. SG&A expenses for ICF's operations increased from $1,662,600 for the four months of 1998 to $4,858,900 for the 12 months of 1999 in which ICF opened an addition service office in Fresno, California, added key service technician, engineers and sales personnel, and increased sales commissions and training expenses. In addition, a noncash charge of $204,400 for a consulting expense was recognized within general and administrative expenses relating to stock options granted to a consultant at below fair market value for services rendered to us on the restructuring of related-party notes payable to unsecured subordinated debt. This charge represents the difference between the fair market value at the grant date and the exercise price.

         Noncash expenses include depreciation, amortization, and a charge for the impairment of long-term asset as discussed below:

         Depreciation: Depreciation expense was $207,500 for 1999, compared with $95,900 in 1998. The increase is due to the inclusion of ICF for a full 12 month period versus only four months in 1998.

         Amortization of Goodwill: Amortization of goodwill resulting from the purchase of ICF increased to $556,200 in 1999 from $185,300 in 1998 due amortizing four months in 1998 compared with 12 months in 1999.

         Impairment of Long-term Asset: In December 1999, under the guidelines of Statement of Financial Accounting Standards No. 121, we assessed the recoverability of certain of our long-lived assets, namely Goodwill. We estimated the fair value of our Goodwill based on comparable assets within the industry, our economic outlook and discounted future cashflows. These procedures resulted in the determination that the aforementioned asset had been permanently impaired, and a charge to earnings of $10,382,300 resulted in 1999.

         Interest Income remained unchanged in 1999 as compared with 1998 due to the average daily cash balances and interests rates earned remaining relatively constant on average throughout 1998 and 1999.

         Interest Expense increased in 1999 to $221,900 due to increased borrowing of our working capital line of credit which was utilized to accelerate the repayment of ICF's income tax liabilities relating to years prior to 1998, as well as to fund the growth in our working capital. This resulted in cash interest expense of $171,700 in 1999. In addition, a noncash charge of $50,200 was recognized in 1999 relating to stock options granted to our President and Chief Operations Officer as part of the restructuring of notes payable to them by us into three-year, interest-only unsecured subordinated notes. The charge represents the difference between the fair market value at the grant date and the exercise price, divided by 36 months, the life of the new loan. We recognized five months of expense in 1999 of the 36 months.

         Interest Expense - Related Party increased due to the inclusion of ICF acquisition-related debt for a full 12 month period versus only four months in 1998.

         Other Expense is comprised mostly of bank fees and charges associated with our line of credit, and declined in 1999 to $18,200 from $47,700 in 1998 primarily due to an offsetting insurance claim income of $29.

         Income Taxes increased to $146,000 in 1999 from $117,200 in 1998 due greater reportable income from operations after adding back certain noncash charges which were not deductible for taxes. The components of income taxes were as follows for the years ended December 31, 1999:

         1999                   Federal            State            Total
         ----                   -------            -----            -----

         Current                $214,000           $56,000          $270,000
         Deferred               ($42,300)          ($3,000)         ($45,300)
                                ---------          -------          --------

                                $171,700           $53,000          $224,700
                                ========           =======          ========


         Net Loss increased to $10,570,200 due primarily to the extensive noncash charge from the write-off of substantially all of our goodwill. Adjusted for the noncash charges, our net income would have been approximately $572,700 in 1999 versus a Net Loss of $145,600 in 1998.

Results of 1999 Operations
As Compared with Pro forma 1998 Operations

         Our consolidated statement of operations in 1998 includes our results and the results of our wholly-owned subsidiary CCI for the twelve months ended December 31, 1998, as well as the results of operations of ICF for the four months ended December 31, 1998. CCI's customer base was absorbed by ICF effective August of 1998. Our consolidated statement of operations in 1999 includes our results and the results of our wholly-owned subsidiary ICF for the twelve months ended December 31, 1999. Due to 100% of our revenues being generated by ICF, the Company and Management have also compared the results of our 1999 operations with those of 1998 as if ICF had been acquired on January 1, 1998 ("Pro forma 1998").

                                                   Pro forma
Dollars in Thousands                                  1999              1998
--------------------                                  ----              ----
         Net Revenues
              Data & Voice Services                $16,267             $14,278
              Recruitment Services                  $4,829              $5,424
              --------------------                  ------              ------

                  Total Revenues                    $21,096            $19,702
                                                    =======            =======

         Revenues in 1999 grew in excess of 7% over the Pro forma 1998 revenues. Data and Voice Services grew by 13.9% over the prior year as a more focused sales effort was initiated to take advantage of increased demand for services among our target customers. This increased demand continues to be the result of favorable economic conditions, as well as increased merger and acquisition activity in the banking industries which affected our most significant customers.

Recruitment Services revenues declined by 10% due to increased competition and a tightening labor pool for telecommunications specialists which we target.

                                                    Gross                  Gross
                                                   Profit     Pro forma   Profit
      Dollars in Thousands                   1999  Margin          1998   Margin
      --------------------                   ----  ------          ----   ------

      Gross Profits
           Data & Voice Services           $5,733   35.2%        $4,742    33.2%
           Recruitment Services            $1,373   28.4%        $1,527    28.1%
                                           ------                ------

               Total Gross Profits         $7,106   33.7%        $6,269    31.8%
                                           ======                ======

         Gross profits grew an overall 13.3% during 1999 as compared with the Pro forma 1998. Data & Voice Services gross profits grew by 20.8%, with gross margin increasing from 33.2% of sales in Pro forma 1998 to 35.2% of sales in 1999. The increase in gross margin is the result of a more efficient scheduling of our technical staff availability causing a reduction in downtime, and a decline in the percentage of equipment sales to overall sales which have a lower profit margin than service revenues. Recruitment Services gross profits declined 10%, with gross margins increasing slightly from 28.1% in Pro forma 1998 to 28.4% in 1999. Margins improved slightly due to favorable increase in permanent placements which carry a higher profit margin versus temporary placement revenues which are slightly less.

         Selling, general and administrative expenses increased only slightly from $5,676,400 to $5,755,100, or 4% from Pro forma 1998 to 1999. Cost cutting and expense rationalization in our holding company and corporate activities reduced our holding company expenses from $981,700 in Pro forma 1998 to $613,100 in 1999. SG&A expenses for ICF's operations increased from $4,494,700 in Pro forma 1998 to $4,858,900 in 1999. This increase was the result of opening an addition service office in Fresno, California, the addition key service technician, engineers and sales personnel, and increased sales commissions and training expense. Additionally, other general and administrative expenses included a noncash charge of $204,400 for a consulting expense was recognized within general and administrative expenses relating to stock options granted to a consultant at below fair market value for services rendered to us on the restructuring of related-party notes payable to unsecured subordinated debt. This charge represents the difference between the fair market value at the grant date and the exercise price.

         Earnings before interest, taxes, depreciation, amortization and other non-cash charges ("EBITDA") increased from $792,700 in Pro forma 1998 to in excess of $1,633,400 in 1999. Adding back expenses related to our holding company and general corporate activities related to being a public company, our EBITDA would have exceeded $2,246,500 in 1999.

         Depreciation expense was $207,500 for 1999, compared with $202,000 in Pro forma 1998. The slight increase is due to the purchase of additional computer, testing and office equipment which is depreciated over a short period than other fixed assets.

         All other financial information related to Consulting expense, Amortization expense, charge for Impairment of Long-term Asset, Interest expense, and Other Income (Expense) are the same as above.

Liquidity and Capital Resources as of March 31, 2000

         Cash and cash equivalents decreased to $311,600 at March 31, 2000 compared to $385,100 at December 31, 1999.

         Cash Flows From Operating Activities: For the three months ended March 31, 2000, cash used in operating activities was $32,500 which resulted primarily from our net income of $738,000, increased by noncash charges of $266,000, decreased by our growth in operating assets of $1,782,700 and increased by our growth in liabilities of $746,200.

         Accounts receivables increased $1,592,200 due to greater activity in the first quarter of 2000 as well as overall growth in our business. Payables and accruals increased due to greater purchases and accrued payroll.

         Cash Flows From Investing Activities: For the three months ended March 31, 2000, net cash used for investing activities was $60,900, as a result of $55,000 in new equipment purchases, offset by asset sales and deposit increases of $5,900.

         Cash Flows From Financing Activities: For the three months ended March 31, 2000, net cash generated from our financing activities was $19,900, due primarily from our line of credit usage.

         In September of 1999, ICF secured a $3 million Line of Credit facility ("Line of Credit Facility") with Coast Business Credit, a division of Southern Pacific Bank. This credit facility has a two-year term and all amounts borrowed will accrue interest at 2% over the prime rate. The Line of Credit Facility is secured by substantially all of ICF's assets and contains customary covenants and restrictions. The Line of Credit Facility is being used to support working capital and may be used to finance smaller acquisitions. Specific uses of the Line of Credit Facility included: (i) the payment of the balance of income taxes due to the IRS and California Franchise Tax Board; (ii) the consolidation of various notes payable; and (iii) various working capital purposes including additional acquisition financing.

         Our long-term liabilities also include $3,500,000 in Related Party Notes Payable. In consideration for the sale of ICF to us, the two principal owners of ICF, Messrs. Burns and Lincoln, received an aggregate of $14,000,000, payable as follows: $1,500,000 in cash at the closing of the transaction; $1,500,000 in promissory notes due and payable January 5, 1999, secured by all of our accounts receivable; $1,000,000 in promissory notes due and payable January 4, 1999; $1,000,000 in promissory notes due and payable August 17, 1999; and 6,493,506 shares of our common stock valued at $9,000,000 or $1.386 per share. We were unable to pay off the January 4, 1999, and January 5, 1999, promissory notes as of their maturity dates. On August 10, 1999, we entered into an agreement with the Messrs. Burns and Lincoln, to refinance these notes with new notes under different terms and conditions. Specifically, we agreed with Messrs. Burns and Lincoln to extend the term of each note to three years, payable in full on the third anniversary (i.e., August 10, 2002). Interest is accruing at 10% per annum and paid monthly.

         Our net working capital at March 31, 2000 was a positive $3,858,100, an increase of $939,600. We believe that our current cash flow from operations plus our present sources of liquidity from current assets, and funds from the Line of Credit Facility, will be sufficient to finance operations for the foreseeable future and meet our short-term obligations.

         We intend to continue our search for additional merger and acquisition candidates that will expand our existing markets in related products and services. These potential acquisitions are anticipated being funded with a combination of additional bank debt, debt provided by the sellers of the companies we purchase, and from the private or public sale of additional equity securities.

         We have depended on a few large customers for the majority of our revenue to date. A loss of any one could have a material effect on our liquidity. Due to the quality of our major customers, the collectability of accounts receivable has not been a problem.

Liquidity and Capital Resources as of December 31, 1999

         Cash and cash equivalents decreased to $385,100 at December 31, 1999 compared to $1,018,500 at December 31, 1998.

         Cash Flows From Operating Activities: For the year ended December 31, 1999, cash used in operating activities was $1,082,600 which resulted primarily from our net loss of $10,570,200, offset by noncash expenses of $11,376,200, increases in operating assets of $1,080,700 and liabilities of $807,900.

         Accounts receivables increased $1,130,500 due to greater activity in the fourth quarter as well as overall growth in business. Payables and accruals declined slightly due to taking advantage of purchase discounts.

         Income taxes payable were eliminated in 1999, declining $775,300 in September of 1999. In June of 1998, ICF agreed to Income Tax Examination Changes by the IRS which resulted in additional income tax liabilities to the IRS for the years 1995, 1996 and 1997 of $1,114,827. At December 31, 1998, ICF had
income tax liabilities for those years of $786,409 to the IRS and $217,741 to the State of California. In January of 1999, the IRS approved our request to pay this tax liability in installments requiring monthly payments of $100,000 plus interest and penalties until the total amount was paid in full.

         Cash Flows From Investing Activities: For the year ended December 31, 1999, net cash received from investing activities was $85,700, as a result of a $114,300 repayment from loans receivable from an officer, offset by capital expenditures of $28,600.

         Cash Flows From Financing Activities: For the year ended December 31, 1999, net cash generated from our financing activities was $393,500, as a result of $7,400 received from the exercise and purchase of stock options, and $6,644,100 from net borrowings on our credit line less payments of $6,132,100 as well as a repayment of a long-term liability of $125,900.

         In September of 1999, ICF secured a $3 million Line of Credit facility ("Line of Credit Facility") with Coast Business Credit, a division of Southern Pacific Bank. This credit facility has a two-year term and all amounts borrowed will accrue interest at 2% over the prime rate. The Line of Credit Facility is secured by substantially all of ICF's assets and contains customary covenants and restrictions. The Line of Credit Facility is being used to support working capital and may be used to finance smaller acquisitions. Specific uses of the Line of Credit Facility included: (i) the payment of the balance of income taxes due to the IRS and California Franchise Tax Board; (ii) the consolidation of various notes payable; and (iii) various working capital purposes including additional acquisition financing.

         Our long-term liabilities also include $3,500,000 in Related Party Notes Payable. In consideration for the sale of ICF to us, the two principal owners of ICF, Messrs. Burns and Lincoln, received an aggregate of $14,000,000, payable as follows: $1,500,000 in cash at the closing of the transaction; $1,500,000 in promissory notes due and payable January 5, 1999, secured by all of our accounts receivable; $1,000,000 in promissory notes due and payable January 4, 1999; $1,000,000 in promissory notes due and payable August 17, 1999; and 6,493,506 shares of our common stock valued at $9,000,000 or $1.386 per share. We were unable to pay off the January 4, 1999, and January 5, 1999, promissory notes as of their maturity dates. On August 10, 1999, we entered into an agreement with the Messrs. Burns and Lincoln, to refinance these notes with new notes under different terms and conditions. Specifically, we agreed with Messrs. Burns and Lincoln to extend the term of each note to three years, payable in full on the third anniversary (i.e., August 10, 2002). Interest is accruing at 10% per annum and paid monthly.

         Our net working capital at December 31, 1999 was a positive $2,975,000. We believe that our current cash flow from operations plus our present sources of liquidity from current assets, and funds from the Line of Credit Facility, will be sufficient to finance operations for the foreseeable future and meet our short-term obligations.

Year 2000 Compliance

         Throughout 1999, we reviewed our computer systems to identify those areas that could be adversely affected by Year 2000 software failures. We used a number of computer software programs and operating systems in our operations, including financial business systems, marketing and various other administrative functions. To the extent that these software applications contained source code that was unable to appropriately interpret the upcoming year 2000, some level of modification and replacement of such applications was necessary.

         We converted all of our information systems to be Year 2000 compliant. During 1999, we incurred approximately $140,000 to complete the information system conversions. To date, we have not incurred any complications or adverse effects on our business from Year 2000 software failures.

Seasonality and Inflation

         Our business is generally not impacted by seasonality, however, the first quarter of the calendar and our fiscal year is generally our slowest period. We do not believe that the effects of inflation will have a material impact on us, nor are we aware of changes in prices of materials or other operating costs or in the selling price of our services and products that will materially effect us.

                              FINANCIAL STATEMENTS

         The financial statements are included herein commencing on Page 61.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Pursuant to consulting, and purchase and sale agreements entered into in January of 1998, John Ackerman, our Chairman, transferred 1,000,000 shares of Common Stock and 500,000 shares of Common Stock at a price of $.01 per share from his personal holdings to Albert Vasquez, one of our former directors, and Ernie Mauritson, our former Chief Financial Officer, respectively. In April of 1999, the Audit Committee of our Board of Directors placed a value of $.01 per share on these transactions, deeming the sale to be at fair market value, and consequently the excess consideration was zero.

         In October of 1998, John Ackerman transferred 500,000 shares of Common Stock to a former employee of our wholly owned subsidiary, CCI, in settlement of an employment dispute between CCI and this former employee arising in 1996 and 1997. The shares were transferred at a value of $.01 per share, the fair market value of CCI at the time of the dispute.

         On August 17, 1998, we consummated the acquisition of ICF. Under the terms of the Agreement and Plan of Merger dated July 24, 1998 (as amended on August 3, 1998, the "Agreement"), ICF merged with and into our wholly owned subsidiary, COMC Acquisition Corp., which we created for purposes of this transaction (the "Merger"). Immediately following the Merger, we changed the name of COMC Acquisition Corp. to ICF Communication Solutions, Inc. As consideration for the Merger, the two principals of ICF, Charles Lincoln and William Burns, received consideration valued at $14,000,000, as follows:
$1,500,000 in cash at the closing of the Merger; $1,500,000 in promissory notes due and payable on January 5, 1999, secured by all accounts receivable of ICF; $1,000,000 in promissory notes due and payable January 4, 1999; $1,000,000 in promissory notes due and payable August 17, 1999; and 6,493,506 shares of Common Stock valued in the aggregate at $9,000,000 or $1.386 per share. We also agreed to use our best efforts to register the shares of Common Stock issued in connection with the Merger.

         Under the Agreement, and pursuant to separate two-year employment agreements, Messrs. Lincoln and Burns were elected to our Board of Directors. Mr. Lincoln was also elected as our President, and as the Chief Executive Officer of ICF. Mr. Burns was elected as our Chief Operations Officer and as the President of ICF. Messrs. Burns' and Lincoln's employment agreements provided, among other things, that they would each receive annual salaries of $135,000, as well as annual bonuses at the discretion of the our Board of Directors. Messrs. Burns recently changed his position with us and with ICF as a result of a recent restructuring, and Mr. Lincoln's employment with us was recently terminated. Mr. Lincoln also recently resigned from our Board of Directors. These recent events are described on Page 48, below.

         In August of 1999, and as part of an overall restructuring of certain of our outstanding debt obligations to Messrs. Burns and Lincoln, we entered into a series of agreements related to such debt obligations. We also entered into an employment agreement with Mr. Smith on August 10, 1999, which provided for Mr. Smith to commence employment as our Chief Financial Officer on August 23, 1999, along with another group of related agreements. The agreements which we entered into as of August 10, 1999, may be summarized as follows:

         (i) two separate loan agreements, one between us and Mr. Burns, and the other between us and Mr. Lincoln, pursuant to which we re-structured our debt obligations to Messrs. Burns and Lincoln and extended the re-payment term of our debt obligations to August 10, 2002;

         (ii) two separate promissory notes, pursuant to which we memorialized our obligation, as restructured, to repay a total of $1,750,000 to Mr. Burns and $1,750,000 to Mr. Lincoln;

         (iii) an employment agreement with Mr. Burns, pursuant to which we agreed to employ Mr. Burns for a term of two years as our Secretary and Chief Operations Officer, and President of ICF;

         (iv) an employment agreement with Mr. Lincoln, pursuant to which we agreed to employ Mr. Lincoln for a term of two years as our President, and CEO of ICF;

         (v) nine separate Stock Purchase Agreements, pursuant to which various accredited investors, including Mr. Smith, acquired a total of 1,015,000 shares of Common Stock from Mr. Ackerman;

         (vi) a Contribution Agreement by and between us and Mr. Ackerman pursuant to which Mr. Ackerman contributed 3,651,948 outstanding shares of Common Stock to us in order to fund options we granted to Messrs. Burns, Lincoln and Smith, and Gramercy National Partners, LLC ("Gramercy");

         (vii) four separate stock option agreements, pursuant to which we granted Messrs. Burns, Lincoln, Smith, and Gramercy options to acquire a total of 3,651,948 shares of Common Stock;

         (viii) a Registration Rights Agreement, pursuant to which we granted certain registration rights to Messrs. Burns, Lincoln and Smith, and certain other accredited investors with respect to their shares of Common Stock;

         (ix) a Stockholders Agreement by and between us, William M. Burns and Nellie J. Burns, Trustees of the Burns Family Trust (the "Burns Trust"), Charles
E. Lincoln and Carolyn D. Lincoln, Trustees of the Lincoln Family Trust (the "Lincoln Trust"), and Messrs. Ackerman and Smith, providing for, among other things:

                  (A) the ability of the Burns Trust (3,246,753 shares, 3,623,376 shares on a fully diluted basis), the Lincoln Trust (3,246,753 shares, 3,623,376 shares on a fully diluted basis,) and Messrs. Ackerman (2,833,252 shares and 500,000 shares via irrevocable proxy) and Smith (200,000 shares, 2,663,896 shares on a fully diluted basis, and 815,000 shares via irrevocable proxy) to nominate one member of the Board of Directors at each annual meeting and the four of them together to nominate a fifth member of the Board of Directors,

                  (B) an agreement to vote for the election of those five
                      nominated directors, and

                  (C) certain rights of first refusal and restrictions on sales of Common Stock by the parties to the agreement.

         (x) an employment agreement with Mr. Smith, pursuant to which we agreed to employ Mr. Smith for a term of two years as our Chief Financial Officer and as Executive Vice President of ICF;

         After the closing of the above referenced transactions, the total number of issued and outstanding shares of our Common Stock was 19,401,491. Mr. Ackerman's stock ownership decreased from 8,000,200 to 3,333,252. Mr. Smith now owns 200,000 shares and the option to purchase an additional 2,463,896 shares. Other accredited investors purchased a total of 800,000 shares from Mr. Ackerman at $.50 per share. Mr. Ackerman used a portion of the proceeds from such sales to re-pay the balance of a loan that we made to Mr. Ackerman, which, at the time of re-payment, equaled $114,281. Gramercy purchased 15,000 shares from Mr. Ackerman at $.50 per share and acquired the option to purchase an additional 434,806 shares from us. Messrs. Burns and Lincoln were granted options to purchase 376,623 shares each from us.

         Effective October 11, 1999, we instituted a number of organizational and administrative changes involving certain key personnel. Specifically, Mr. Ackerman resigned from his position as our Chief Executive Officer and was appointed the Chairman of the Board of ICF. Mr. Ackerman continues to serve as the Chairman of our Board of Directors. Mr. Lincoln was appointed as our Chief Executive Officer and continued to serve as our President. Mr. Burns was appointed the President and CEO of ICF. These changes were motivated by a desire to streamline our management, as well as the management of ICF, and to allow these key employees to focus on those areas where their strengths are greatest. These changes were approved by our Board of Directors and the Board of Directors of ICF effective as of October 11, 1999.

         In November 1999, our Board of Directors determined that it was in the best interests of the Company to adopt the COMC, Inc. 1999 Stock Option Plan (the "1999Plan"). The 1999 Plan was adopted by our Board of Directors on November 30,1999, and 240,000 shares of our common stock were reserved for issuance under the 1999 Plan. Our Board of Directors plans to present the 1999 Plan for approval to our stockholders at their 2000 annual meeting. Subject to the approval of our stockholders, in November, 1999, we granted incentive stock options to our employees to acquire a total of shares of our common stock at an exercise price of $.50 per share, with the right to exercises such options vesting over a five year period.

         On November 30, 1999, Mr. Smith was appointed to our Board of Directors in order to fill one of the vacancies created by the resignations of Messrs. Vasquez, Horowitz and Loeb in early 1999.

         During a meeting of our Board of Directors that took place on March 27, 2000, our Board of Directors approved resolutions that, among other things, authorized the following: (i) the sale of Two Million Six Hundred Twenty-five Thousand Dollars worth of our common stock (ii) the termination of Mr. Lincoln's employment with the Company and the negotiation of a settlement and mutual release agreement by and between the Company, ICF and Mr. Lincoln. Our Board of Directors determined that the termination of Mr. Lincoln was necessary due to differences in management styles between Mr. Lincoln and our other officers and different visions for the future of the Company.

         On May 10, 2000, we entered into a Settlement and Release Agreement with Mr. Lincoln. ICF was also a party to this agreement. This Settlement and Release Agreement provided for, among other things: a) the termination of Mr. Lincoln's Employment as our President and Chief Executive Officer and the termination of our Employment Agreement with Mr. Lincoln; b) our agreement to repay all amounts owing under our note made in favor of Mr. Lincoln in the original principal amount of $1,750,000; c) our agreement to pay a lump sum of $185,291.73 to Mr. Lincoln as an aggregate severance payment under Mr. Lincoln's Employment Agreement; d) our agreement to pay for Mr. Lincoln's continued participation in the Company's health insurance and disability insurance programs (to the extent such programs were previously offered to Mr. Lincoln and continued participation is permitted under such programs), until August 10, 2001; and e) the mutual release of all claims that we or ICF has or may have against Mr. Lincoln, and vice versa.

         On May 11, 2000, Mr. Lincoln tendered his resignation as a member of our Board of Directors, to be effective immediately. Mr. Lincoln's letter of resignation does not state any reason for his resignation.

         Effective as of May 18, 2000, Mr. Smith was appointed as our CEO. At this time, Mr. Smith was also appointed as our President until such time that our Board of Directors is able to locate a successor or a new President is elected by our directors at the next meeting of our Board of Directors, whichever occurs earlier.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Market for Common Equity

         Our Common Stock is quoted Over The Counter on the electronic Bulletin Board. The following table sets forth the high and low bid quotations for our Common Stock through the quarter ended March 31, 2000. Prior to the fiscal quarter ended March 31, 1998, no trading market existed for our securities. These quotations have been reported by the National Association of Securities Dealers, Inc. and represent quotations by dealers without adjustments for retail mark-ups, mark-downs or commissions and may not represent actual transactions.

                                                     Common Stock
                  Fiscal Quarter                     ---------------------------
                  Ended                              High             Low
                  --------------                     ------           ------
                  March 31, 1999                     $2.125           $.50
                  June 30, 1999                      $1.50            $1.00
                  September 30, 1999                 $1.50            $.75

                  December 31, 1999                  $1.5625          $.125
                  March 31, 2000                     $2.00            $.625

         On March 31, 2000, the closing price for our Common Stock on the Bulletin Board was $1.125 and there were approximately 2,893 registered holders of record of our Common Stock. This does not include beneficial shareholders whose Common Stock is held in street name. On June 8, 2000, the closing price for our Common Stock on the Bulletin Board was $1.37.

         See "Description of Securities" at Page 51 and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" at Page 36.

         Dividend Policy

         We have never declared or paid a cash dividend on our Common Stock. We intend to retain all earnings for the foreseeable future for use in the operation and expansion of our business and, accordingly, we do not contemplate declaring or paying any cash dividends on our Common Stock in the near future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results and current and anticipated cash needs.

         Sales of Unregistered Securities

         In July 1998, pursuant to a private placement, we issued a number of foreign financial institutions units consisting of an aggregate of 1,000,000 shares of Common Stock and warrants to purchase 200,000 shares of our Common Stock at $2.00 per share until July 31, 2000. These issuance's were exempt from registration under Rule 506 promulgated under the Securities Act. The total gross cash proceeds of this offering were $1,500,000. In the same month, an additional 33,334 shares of our Common Stock and 6,666 warrants were sold to a single U.S. investor on the same terms.

         In connection with the aforementioned private placement, we issued 30,000 shares of Common Stock and 100,000 warrants to purchase Common Stock at $1.50 per share until July 31, 2000 to nominees of an overseas entity that provided assistance with the completion of this offering. These issuance's were exempt from registration pursuant to Section 4(2) of the Securities Act.

         In August 1998, we issued an aggregate of 6,493,506 shares of Common Stock to Messrs. Lincoln and Burns in connection with our acquisition of ICF. These issuance's were exempt from registration pursuant to Section 4(2) of the Securities Act.

         In August of 1999, we issued options to acquire a total of 3,651,948 shares of Common Stock in connection with the restructuring of certain debt obligations to Messrs. Burns and Lincoln and in connection with the hiring of Mr. Smith. Specifically, Messrs. Burns and Lincoln received options to acquire a total of 376,623 shares of our Common Stock each, Mr. Smith received options to acquire a total of 2,463,896 shares of our Common Stock, and Gramercy National Partners, for its assistance in connection with the aforementioned debt restructuring and the hiring of Mr. Smith, received options to acquire a total of 434,806 shares of our Common Stock. These issuances were exempt from registration pursuant to Section 4(2) of the Securities Act. Simultaneous with these option grants, Mr. Ackerman contributed into our treasury 3,651,948 shares of Common Stock from his personal holdings in order to fund these grants. Subsequently, in October of 1999, an option for 86,961 shares of Common Stock was exercised and 86,961 shares of Common Stock were issued from our treasury. As of December 31, 1999 we had reserved 3,564,987 shares of Common Stock for issuance upon exercise of issued and outstanding options.


         In November 1999, our Board of Directors determined that it was in our best interests to adopt the COMC, Inc. 1999 Stock Option Plan (the "1999 Plan") for the benefit of certain of our key employees. The 1999 Plan was adopted by our Board of Directors on November 30,1999, and 240,000 shares of our common stock were reserved for issuance under the 1999 Plan. Our Board of Directors plans to present the 1999 Plan for approval to our stockholders at their 2000 annual meeting. Subject to the approval of our stockholders, in November, 1999, we granted incentive stock options to our employees to acquire shares of our common stock at an exercise price of $.50 per share, with the right to exercise such options vesting over a five year period.

         From April 17, 2000, through May 15, 2000, we raised approximately $1,320,000 through a private placement of 1,320,000 shares of our common stock and options to purchase 660,000 shares of our common stock for $1.00 per share with various accredited investors (the "Investors"). The options are exercisable at any time within the next five years. On April 26, 2000, some of the Investors exercised options and purchased 472,500 shares of common stock under their option agreements. In connection therewith, 236,250 shares of our common stock were surrendered to us at the April 26, 2000 OTCBB closing price of $2.00 per share in a "cashless" transaction and in full payment of $472,500 due from exercise. Consequently, only 236,250 shares of common stock were issued as a result of this exercise of options. As of May 10, 2000, and based upon the above referenced transactions, we have a total of 20,947,741 shares of common stock issued and outstanding, of which 3,564,987 are held in Treasury.

                                LEGAL PROCEEDINGS

         We are not involved in any legal proceedings and to our knowledge no legal proceedings are threatened against us.

                            DESCRIPTION OF SECURITIES

         We are authorized to issue 40,000,000 shares of Common Stock, par value $.01 per share. As of June 9, 2000 a total of 20,957,741 shares of our common stock are currently issued and outstanding (of which 3,564,987 are held in treasury for the exercise of stock options).

         The following is a brief description of the securities offered hereby. The rights of the holders of shares of our capital stock are established by our Certificate of Incorporation, our By-laws and Illinois Law. The following statements do not purport to be complete or give full effect to statutory or common law, and are subject in all respects to the applicable provisions of our Certificate of Incorporation, Bylaws and Illinois State law. For additional information, please refer to our Certificate of Incorporation and Bylaws, which are exhibits to this Prospectus.

         Holders of Common Stock are entitled to one vote for each share held and have no cumulative voting rights. In addition, a majority vote of our stockholders is all that is required for most actions to be taken by our stockholders, including the election of our directors. Accordingly, the holders of more than 50% of the issued and outstanding shares of our Common Stock entitled to vote for election of directors can elect all the directors if they choose to do so. After completion of this offering, the current stockholders collectively will continue to own more than 50% of the outstanding shares of Common Stock. All shares of Common Stock now outstanding are fully paid and nonassessable. Our Board of Directors is authorized to issue additional shares of Common Stock within the limits authorized by our Certificate of Incorporation without stockholder action.

         The holders of our Common Stock have no preemptive or subscription rights in later offerings of Common Stock and are entitled to share ratably: (i) in such dividends as may be declared by our Board of Directors out of funds legally available for such purpose and (ii) upon liquidation, in all of our assets remaining after payment in full of all of our debts and obligations and any preferences granted in the future to any preferred stock. To date, we have not paid any dividends on our Common Stock.

         All 14,058,700 shares of Common Stock beneficially owned or controlled via proxy by Messrs. Ackerman, Burns, the Burns Trust, Lincoln, the Lincoln Trust, and Smith are subject to a Stockholders Agreements by and between Messrs. Ackerman, the Burns Trust, the Lincoln Trust, Smith and the Company, which provides for, among other things:

                  (A) the ability of the Burns Trust (3,246,753 shares, 3,623,376 shares on a fully diluted basis), the Lincoln Trust (3,246,753 shares, 3,623,376 shares on a fully diluted basis,) and Messrs. Ackerman (2,833,252 shares and 500,000 shares via irrevocable proxy) and Smith (200,000 shares, 2,663,896 shares on a fully diluted basis, and 815,000 shares via irrevocable proxy) to nominate one member of the Board of Directors at each annual meeting and the four of them together to nominate a fifth member of the Board of Directors,

                  (B) an agreement to vote for the election of those five nominated directors, and

                  (C) certain rights of first refusal and restrictions on sales of Common Stock by the parties to the agreement.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         Officers and Directors

         Our officers and directors are as follows:


         Name                       Age                       Position
         -------                    ----                      --------
         John Ackerman              42                        Chairman of the Board
         Christopher R. Smith       36                        Chief Executive Officer, Interim President,
                                                              Chief Financial Officer, Director
         William M. Burns           41                        Chief Operations Officer, Director
         Donald Baker               70                        Director

         John Ackerman has been our Chairman since November 1996, and served as our Chief Executive Officer from November 1996 until October 1999. Mr. Ackerman founded and had been the President and Chief Executive Officer of CCI since its inception in 1987. From 1984-1987, Mr. Ackerman was employed as a technician at Sunglo Electric. Mr. Ackerman was also formerly employed as a Production Manager at International Television Services, and was an import/export broker at London-based Justwise Limited, overseeing that firm's European sales and operations.

         Mr. Smith is our Chief Executive Officer, our interim President and Chief Financial Officer. Mr. Smith is responsible for day to day management, acquisitions, strategic planning and financial reporting on our behalf and on behalf of our subsidiaries. Mr. Smith became one of our Directors in November of 1999. Prior to joining us in 1999, Mr. Smith spent over seven years as a Managing Director with Wafra Partners, L.P., a New York-based private equity investment fund. Prior to Wafra, Mr. Smith was a Vice President with Kouri Capital, Inc., a private merchant bank group. Mr. Smith also held senior positions with Lambert Brussels Capital Corp. (an affiliate of Drexel Burnham Lambert) and First Union Corporation. Mr. Smith earned his degree in finance and accounting from Florida State University in 1985.

         Mr. Burns is our Chief Operations Officer, and a Director. Mr. Burns was also a co-founder of and is now the President and CEO of ICF. Mr. Burns has over eighteen years of experience in the communications industry, starting ICF's predecessor in 1988. Prior to that, he held technical and management positions at the PacTel-PacBell Company. Prior to that he was employed at John Jackson Enterprises in Sacramento from 1978 through 1986. Mr. Burns attended four years of college at Rockland, California.

         Mr. Baker has been one of our Directors since 1993. Mr. Baker recently retired after 39 years as a partner of the law firm of Baker & McKenzie, and as Secretary, General Counsel and Director of AirSouth, Inc., an airline operating in the Southeast. Mr. Baker holds a J.D.S. degree from the University of Chicago Law School. Mr. Baker is a director of the Mid-America Committee on International Business and Government Corporation, Chicago, and a director of Cardiometrics, Inc., Santa Ana, California.

         There is no family relationship among any of our directors, officers or key employees.

         Board of Directors

         Our By-laws provide that the Board of Directors shall be composed of five to seven members. Each director is elected at our annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his successor is elected and qualified. Our By-laws permit the Board of Directors to fill any vacancy and the new director may serve until the next annual meeting of stockholders or until his successor is elected and qualified.

         Currently our Board of Directors consists of John J. Ackerman, Chairman, Donald Baker, William M. Burns, and Christopher R. Smith. Charles E. Lincoln recently resigned from our Board of Directors, as described above, leaving a vacancy which we are planning to fill in the near future.

         Pursuant to a Stockholders Agreement, Messrs. Ackerman, Burns, Lincoln and Smith have agreed and vote all shares of our Common Stock beneficially owned or controlled by them as a block on certain issues, including but not limited to the nomination and election of our directors. As a result, these stockholders, acting together will be able to nominate and elect all of our directors, thereby exercising control over our affairs.

         Committees of the Board

         We are in the process of selecting members for standing committees previously established by our Board of Directors. Specifically, we are in the process of selecting members for our Executive Committee, our Audit Committee, our Compensation Committee, and our Option Committee.

         Director Compensation

         Our directors are not entitled to receive any compensation for serving as such. Our directors are entitled to be reimbursed for reasonable expenses incurred in the performance of their duties.

         Officers

         Officers are elected by our Board of Directors and their terms of office are, except to the extent governed by employment contracts, at the discretion of the Board. Presently, John J. Ackerman is our Chairman, Christopher R. Smith is our Chief Executive Officer, Interim President and Chief Financial Officer, and William M. Burns is our Chief Operations Officer. Our Board of Directors has directed our officers to conduct a national search for a permanent President who will fill the position that Mr. Smith is now holding on an interim basis.

         1999 Stock Option Plan

         In November 1999, our Board of Directors determined that it was in our best interests to adopt the COMC, INC. 1999 Stock Option Plan (the "1999 Plan") governing the issuance of options to directors, officers, key employees, consultants and advisors. At the time that our Board of Directors adopted the 1999 Plan, 240,000 shares of our common stock were reserved for issuance under the 1999 Plan. Our Board of Directors plans to present the 1999 Plan for approval to our stockholders at their 2000 annual meeting.

         Options must be issued at prices not less than 100 percent and 85 percent, for incentive and non-statutory options, respectively of the estimated fair value of the Common Stock on the date of grant and are exercisable for periods not exceeding ten years from the date of grant. Options granted to stockholders who own greater than 10 percent of the outstanding stock at the time of grant are exercisable for periods not exceeding five years from the date of grant and must be issued at prices not less than 110 percent of the estimated fair value at the date of grant.

         Options granted under the 1999 Plan generally vest ratably over four years following the date of grant, although the Board of Directors may issue options that vest over a period up to five years. We have certain repurchase rights and rights of first refusal on shares purchased under the 1999 Plan.

         Subject to the approval of our stockholders, in November, 1999, we granted incentive stock options to our employees to acquire a total of shares of our common stock at an exercise price of $.50 per share, with the right to exercise such options vesting over a five year period.

         Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Mr. Ackerman, the Burns Trust and the Lincoln Trust have recently made necessary
Section 16(a) filings, and are now in compliance with all Section 16(a) filing requirements. To our knowledge, Marvin Loeb and Albert Vasquez, who were both formerly officers and directors, have not complied with all applicable Section 16(a) filing requirements. Mr. Loeb and Mr. Vasquez resigned from all of their officer and director positions in the early part of 1999.

         Limitation of Liability and Indemnification

         Our bylaws provide that we will indemnify our directors, officers, employees and agents, to the fullest extent permitted by Illinois law. In addition, our certificate of incorporation provides that, to the fullest extent permitted by Illinois law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty to COMC and our stockholders. This provision of the certificate of incorporation does not eliminate the duty of care. In addition, this provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws.

         Each of our directors will continue to be subject to liability for:

         -  breach of the director's duty of loyalty to COMC;
         - acts or omissions not in good faith or involving intentional misconduct;
         -  knowing violations of law;
         - any transaction from which the director derived an improper personal benefit;
         -  improper transactions between the director and COMC; and

         There is no pending litigation or proceeding involving a director or officer as to which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth, as of June 9, 2000, information regarding the beneficial ownership of our Common Stock based upon the most recent information available to us for: (i) each person known by us to own beneficially more than five (5%) percent of our outstanding Common Stock, (ii) each of our officers and directors and (iii) all of our officers and directors as a group. Unless otherwise indicated in the footnotes, the address for all parties is c/o COMC, Inc., 2840 Howe Road, Suite D, Martinez, California, 94553.


                                                          Shares Owned Beneficially
                                                              and of Record (1)
                                                          -------------------------

Name and Address                                    No. of Shares                    % of Total
----------------                                    -------------                    ----------

John Ackerman(2)                                    3,333,252                        15.9%

William Burns (3)                                   3,623,376                        17.2%

Christopher R. Smith (4)                            3,478,896                        16.6%

Charles Lincoln (5)                                 3,623,376                        17.2%

Marvin P. Loeb (6)                                  1,544,298                        7.3%

All Five Percent Holders, Officers and Directors    15,602,998                       74.4%
as a Group (5 persons)

---------------------------------------------------

(1) Includes shares issuable within 60 days upon the exercise of all options and warrants. Shares issuable under options or warrants are owned beneficially but not of record.

(2) Includes 500,000 shares that Mr. Ackerman has the power to vote pursuant to irrevocable proxies granted to Mr. Ackerman from two individuals to whom a portion of Mr. Ackerman's stock was recently sold in a private transaction.

(3) Consists of 3,246,753 shares of Common Stock held by a trust of which Mr. Burns is a trustee and beneficiary, and includes 376,623 shares of which Mr. Burns has a right to purchase upon exercise of options that are currently exercisable.

(4) Consists of shares of Common Stock that Mr. Smith has a right to purchase upon exercise of options that are currently exercisable, and 815,000 shares which Mr. Smith has the power to vote pursuant to irrevocable proxies granted to Mr. Smith by certain accredited investors.

(5) Consists of 3,246,753 shares of Common Stock held by a trust of which Mr. Lincoln is a trustee and beneficiary, and includes 376,623 shares of which Mr. Lincoln has a right to purchase upon exercise of options that are currently exercisable.

(6) Consists of 200,000 shares of Common Stock owned directly by Mr. Smith, 2,463,896 Includes 56,127 shares of Common Stock held by the Marvin P. Loeb Irrevocable Living Trust, of which Mr. Loeb is the sole trustee and by Mr. Loeb as nominee for his children. Mr. Loeb disclaims beneficial ownership in such shares.

         Shares Available for Future Sale

         Upon completion of this offering, except as described below, all 17,386,456 shares included in this Prospectus (including 306,666 shares issuable upon exercise of currently outstanding warrants and 3,752,487 shares issuable upon exercise of currently outstanding options) will generally be freely tradeable without restriction imposed by or further registration under the Securities Act. An additional 3,350,485 shares of Common Stock may be deemed "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. Such shares may be sold to the public commencing at various dates, subject to volume restrictions, as described below.

         In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including one of our affiliates (or persons whose shares are aggregated with an affiliate of ours), who has owned restricted shares of Common Stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1 % of the total number of outstanding shares of the same class or the average weekly trading volume of our Common Stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

         All 14,058,700 shares of Common Stock beneficially owned or controlled via proxy by Messrs. Ackerman, Burns, the Burns Trust, Lincoln, the Lincoln Trust, and Smith are subject to a Stockholders Agreements by and between Messrs. Ackerman, the Burns Trust, the Lincoln Trust, Smith and the Company, which provides for, among other things:

                  (A) the ability of the Burns Trust (3,246,753 shares, 3,623,376 shares on a fully diluted basis), the Lincoln Trust (3,246,753 shares, 3,623,376 shares on a fully diluted basis,) and Messrs. Ackerman (2,833,252 shares and 500,000 shares via irrevocable proxy) and Smith (200,000 shares, 2,663,896 shares on a fully diluted basis, and 815,000 shares via irrevocable proxy) to nominate one member of the Board of Directors at each annual meeting and the four of them together to nominate a fifth member of the Board of Directors,

                  (B) an agreement to vote for the election of those five nominated directors, and

                  (C) certain rights of first refusal and restrictions on sales of Common Stock by the parties to the agreement.

         Transfer Agent

         American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, acts as Transfer Agent for our Common Stock.

         Market for Our Securities

                  The Common Stock is currently included for quotation on the OTC Bulletin Board under the symbol CINJ.

                             EXECUTIVE COMPENSATION

         Summary Compensation

         The following table sets forth the compensation we and/or ICF have paid or accrued to all executive officers during the fiscal years ended December 31, 1997, 1998, and 1999.

                        SUMMARY COMPENSATION TABLE(1)(2)

-------------------------------------------------------------------------------------------------------------------------
                                                        Annual Compensation                  Long-Term Compensation


                              Year Ended
Name/Principal Position      December 31          Salary ($)            Bonus ($)           Restricted Stock Awards
========================= =================== ==================== ==================== =================================
John Ackerman                    1999              137,692(/)             -0-                   -0-
Chairman, COMC and ICF           1998              180,262              25,000                  -0-
(3)                              1997               96,400                -0-                   -0-
-------------------------------------------------------------------------------------------------------------------------
Christopher R. Smith,            1999               44,135                -0-                2,463,896
CEO, Interim President           1998                 -0-                 -0-                   -0-
and CFO, of COMC, Exec.          1997                 -0-                 -0-                   -0-
Vice President of ICF
-------------------------------------------------------------------------------------------------------------------------
William M Burns                  1999              135,000                -0-                 376,623
COO of COMC,                     1998               31,731              40,000                  -0-
President                        1997                 -0-                 -0-                   -0-
and CEO, ICF
-------------------------------------------------------------------------------------------------------------------------
Charles E. Lincoln,              1999              135,000                -0-                 376,623
Former President,                1998               31,731              40,000                  -0-
CEO, COMC                        1997                 -0-                 -0-                   -0-
-------------------------------------------------------------------------------------------------------------------------

 (1) The above compensation does not include the use of an automobile and other personal benefits, the total value of which do not exceed as to any named officer or director or group of executive officers the lesser of $50,000 or 10% of such person's or persons' cash compensation.

(2) Pursuant to the regulations promulgated by the Commission, the table omits columns reserved for types of compensation not applicable to us.

(3) Mr. Ackerman resigned as President in August 1998. Mr. Ackerman resigned as Chief Executive Officer in October 1999. Since October 1999, Mr. Ackerman has acted solely as the Chairman of the our Board of Directors.

Stock Option Grants and Exercises

         The following table sets forth information for our executive officers who received salary compensation of more than $100,000 in 1999, relating to option exercises in 1999 and the number and value of securities underlying exercisable and unexercisable options held at December 31, 1999.


                                                                   Number of Securities
                                                                      Underlying                        Value of Unexercised
                                                                   Unexercised Options at               In-The-Money Options at
                                Shares                               December 31, 1999                  December 31, 1999(2)
                                Acquired          Value            ---------------------------          ----------------------------
         Name                   on Exercise      Realized(1)       Exercisable   Unexercisable          Exercisable   Unexercisable
         ----                   -----------      -----------       -----------   -------------          -----------   -------------

         William M. Burns           0                0                376,623          0                   $393,571         0

         Charles E. Lincoln         0                0                376,623          0                   $393,571         0

         Christopher R. Smith       0                0              2,463,896          0                 $2,574,777         0


(1) Value realized reflects the fair market value of our common stock underlying the option on the date of exercise minus the aggregate exercise price of the option.

(2) Value of unexercised in-the-money options are based on a value of $1.125 per share, the fair market value of our common stock on December 31, 1999 as determined by our Board of Directors. Amounts reflected are based on the value of $1.125 per share, minus the per share exercise price, multiplied by the number of shares underlying the option.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

         Effective February 2, 2000, our Board of Directors decided to dismiss Hollander, Lumer & Co. LLP ("Hollander") as our independent public accountants. We believe and have been advised by Hollander that it concurs, that for the two fiscal years ended December 31, 1998, and the subsequent interim period through February 2, 2000, we did not have any disagreement with Hollander on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Hollander, would have caused Hollander to make reference in connection with its report on our financial statements to the subject matter of the disagreement.

         The report of Hollander on our financial statements for the years ending December 31, 1997 and December 31, 1998 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During that period, there were no "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Act of 1933.

         Hollander furnished a letter addressed to the Securities and Exchange Commission stating that Hollander agreed with the above statements, which was attached as Exhibit 1 to our Form 8-K describing the above referenced changes, filed with the Commission on February 25, 2000.

         On February 2, 2000, we engaged Deloitte & Touche LLP ("Deloitte") to replace Hollander as our independent public accountants. On February 15, 2000, Deloitte resigned as our independent auditors because Deloitte determined that, prior to its engagement as auditors, it had performed certain valuation services that could impact its independence. During the period of Deloitte's engagement, we did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure with Deloitte, which disagreement, if not resolved to the satisfaction of Deloitte, would have caused it to make reference in connection with its report on our financial statements to the subject matter of the disagreement. Deloitte did not issue any reports on our financial statements.

         Deloitte furnished a letter addressed to the Securities and Exchange Commission stating that Deloitte agreed with the above statements, which was attached as Exhibit 2 to our Form 8-K describing the above referenced changes, filed on February 25, 2000.

         Between February 25, 2000, and March 27, 2000, we received and reviewed engagement proposals from other nationally recognized independent accounting firms. On March 27, 2000, our Board of Directors decided to retain BDO Seidman, LLP as our new independent public accountants to replace Deloitte. We formally retained BDO Seidman, LLP as our independent public accountants on March 28, 2000. No other independent accounting firms were consulted by us on any accounting and/or reporting matters between February 15, 2000, and March 28, 2000.

         Additional details concerning these changes in our independent public accountants may be found in Form 8K Current Reports that we filed with the SEC on February 25, 2000 and March 29, 2000.

                                     EXPERTS

         Our audited financial statements as of December 31, 1998, and for the fiscal year then ended is included herein and in the registration statement in reliance upon the reports of Hollander, Lumer & Co. LLP independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         Our audited financial statement as of December 31, 1999, and for the fiscal year then ended is included herein and in the registration statement in reliance upon the reports of BDO Seidman, LLP, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Article 8.75 of the Illinois Business Corporation Act authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Article 10 of our By-laws contains provisions relating to the indemnification of directors and officers.

         We may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which we could not indemnify such person.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                       WHERE YOU CAN GET MORE INFORMATION

         This Prospectus constitutes part of a Registration Statement on Form SB-2 that we filed with the SEC under the Securities Act with respect to the Shares. This Prospectus does not contain all of the information contained in the Registration Statement. For further information about the Company and the securities offered hereby, refer to the Registration Statement and its Exhibits. Any statements contained in this Prospectus concerning the provisions of any documents are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an Exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. At your request, we will provide you, without charge, a copy of any exhibits to the registration statement incorporated by reference in this prospectus. If you want more information, write or call us at:

                  COMC, Inc.
                  2840 Howe Road, Suite D
                  Martinez, California      94553
                  (925) 335-4000

         We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and file reports and other information with the SEC in accordance therewith. Such reports and other information filed by the Company are available for inspection and copying at the public reference facilities of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, that file electronically with the SEC.

         We will forward a copy of our Annual Report on Form 10-KSB/A to security holders in conjunction with the filing as of April 27, 2000 with the SEC of our Form 10-KSB/A for fiscal year 1999. The Annual Report includes audited financial statements. Additional copies of the Annual Report can be obtained from us at the address and telephone number listed above or from the SEC as described above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE

                                      ----
INDEPENDENT AUDITORS' REPORTS.............................................  62

CONSOLIDATED FINANCIAL STATEMENTS
       MARCH 31, 2000 (unaudited)
       & DECEMBER 31, 1999 (audited)......................................  64

CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS
       QUARTERS ENDED MARCH 31, 2000 & 1999 ..............................  65

CONSOLIDATED UNAUDITED STATEMENTS OF CASH FLOWS
       QUARTERS ENDED MARCH 31, 2000 & 1999 ..............................  66

CONSOLIDATED AUDITED BALANCE SHEETS
       YEARS ENDED DECEMBER 31, 1999 & 1998 ..............................  67

CONSOLIDATED AUDITED STATEMENTS OF OPERATIONS
       YEARS ENDED DECEMBER 31, 1999 & 1998 ..............................  68

CONSOLIDATED AUDITED STATEMENTS OF SHAREHOLDERS'
       EQUITY YEARS ENDED DECEMBER 31, 1999 & 1998 .......................  69

CONSOLIDATED AUDITED STATEMENTS OF CASH FLOWS
       YEARS ENDED DECEMBER 31, 1999 & 1998 ..............................  70

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................................  71

                         REPORT OF INDEPENDENT AUDITORS,
                           HOLLANDER, LUMER & CO. LLP

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of COMC, Inc.

We have audited the accompanying consolidated balance sheet of COMC, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of COMC, Inc. and subsidiaries as of December 31, 1998, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                     /s/ Hollander, Lumer & Co. LLP

                                     HOLLANDER, LUMER & CO. LLP


Los Angeles, California
February 26, 1999

Independent Auditors' Report

The Board of Directors and Shareholders of
COMC, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of COMC, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of COMC, Inc. and subsidiaries as of December 31, 1999, and the results of their consolidated operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

BDO Seidman LLP
San Jose, California
April 2, 2000

                           COMC, Inc. and Subsidiaries

                        Consolidated Financial Statements
           March 31, 2000 (unaudited) and December 31, 1999 (audited)



Consolidated Balance Sheets
-------------------------------------------------------------------------------------------------------------------
                                                                   March 31, 2000     December 31, 1999
-------------------------------------------------------------------------------------------------------------------
                                                                     (Unaudited)          (Audited)
Assets

Current:
     Cash and cash equivalents                                          $311,600             $385,100
     Accounts receivable, less allowance for doubtful
        accounts of $273,100 and $273,100, respectively                6,113,600            4,521,400
     Inventories                                                         225,900              194,000
     Loans receivable from employee                                       15,600                   -
     Prepaid expenses and other current assets                           161,200               34,900
     Refundable income taxes                                              15,700                   -
     Deferred income taxes                                               213,500              213,500
-------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                   7,057,100            5,348,900

Property and Equipment, net                                              562,200              561,200

Other Assets                                                             343,800              368,900
-------------------------------------------------------------------------------------------------------------------
                                                                      $7,963,100           $6,279,000
===================================================================================================================


                                                                   March 31, 2000     December 31, 1999
-------------------------------------------------------------------------------------------------------------------
                                                                     (Unaudited)          (Audited)

Liabilities and Shareholders' Equity

Current Liabilities:
     Bank borrowings                                                    $901,600             $879,200
     Accounts payable                                                    802,300              648,000
     Accrued expenses                                                    768,000              572,800
     Current portion of long-term debt                                    10,500               10,500
     Customer                                                            123,800                   -
     Accrued interest due related party                                   30,100               30,100
     Income taxes payable                                                562,700              270,000
     Other current liabilities                                                -                19,800
-------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                              3,199,000            2,430,400

Long-term Debt, less current portion                                      17,900               20,400
Related Party Notes Payable                                            3,500,000            3,500,000
Deferred Income Taxes                                                    269,500               89,500
-------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                      6,986,400            6,040,300
-------------------------------------------------------------------------------------------------------------------
Commitments

Shareholders' Equity:
     Common stock, $.01 par value; 40,000,000 shares authorized;
          19,401,491 and 20,054,946 shares issued and outstanding,
          respectively                                                   194,000              194,000
     Additional paid-in capital                                       12,918,100           12,918,100
     Accumulated deficit                                             (10,355,600)         (11,093,600)
     Treasury stock at cost; 3,564,987 and no shares, respectively    (1,779,800)          (1,779,800)
-------------------------------------------------------------------------------------------------------------------
Total Shareholder's Equity                                               976,700              238,700
-------------------------------------------------------------------------------------------------------------------
                                                                      $7,963,100           $6,279,000
===================================================================================================================

                           COMC, Inc. and Subsidiaries

                 Consolidated Unaudited Statements of Operations

-------------------------------------------------------------------------------------------------------------------

Quarters Ended March 31,                                                    2000                 1999
-------------------------------------------------------------------------------------------------------------------
                                                                     (Unaudited)          (Unaudited)

Revenues:
     Data and voice services                                          $5,154,800           $3,846,300
     Recruitment services                                                797,900            1,268,000
-------------------------------------------------------------------------------------------------------------------
                                                                       5,952,700            5,114,300
Cost of Revenues:
     Data and voice services                                           2,605,300            2,704,900
     Recruitment services                                                528,500              945,000
-------------------------------------------------------------------------------------------------------------------
                                                                       3,133,800            3,649,900
-------------------------------------------------------------------------------------------------------------------
Gross Profit                                                           2,818,900            1,464,400
-------------------------------------------------------------------------------------------------------------------
Operating Expenses:
     Selling, general, and administrative                              1,387,700            1,334,900
     Noncash expenses:
       Amortization of goodwill                                               -               139,100
       Depreciation and amortization                                      56,000               51,400
-------------------------------------------------------------------------------------------------------------------
                                                                       1,443,700            1,525,400
-------------------------------------------------------------------------------------------------------------------
Income (Loss) From Operations                                          1,375,200              (61,000)
-------------------------------------------------------------------------------------------------------------------
Other Income (Expense):
     Interest                                                              2,200                1,600
     Interest expense                                                   (129,600)             (11,700)
     Interest expense, related party                                     (30,100)             (83,500)
     Other                                                                   300                2,900
-------------------------------------------------------------------------------------------------------------------
                                                                        (157,200)             (90,700)
-------------------------------------------------------------------------------------------------------------------
Income (Loss) Before Provision for Income Taxes                        1,218,000             (151,700)

Provision for Income Taxes                                               480,000                   -
-------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                                                       $738,000            $(151,700)
===================================================================================================================
Basic and Diluted Income (Loss) per Common Share                         $0.038               $(0.007)
===================================================================================================================
Basic and Diluted Weighted-Average Common Shares Outstanding          19,401,491           20,054,946
===================================================================================================================

                           COMC, Inc. and Subsidiaries

                 Consolidated Unaudited Statements of Cash Flows

-------------------------------------------------------------------------------------------------------------------

Quarters Ended March 31,                                                    2000                 1999
-------------------------------------------------------------------------------------------------------------------
                                                                     (Unaudited)          (Unaudited)

Cash Flows From Operating Activities:
     Net Income (Loss)                                                  $738,000            $(151,700)
     Adjustments to reconcile net loss to net cash provided
        by (used in) operating activities:
     Depreciation and amortization                                        86,000              190,400
     Deferred income taxes                                               180,000                   -
     Gain loss on disposition of capital equipment                        (1,000)                  -
     Changes in operating assets and liabilities:
        Accounts receivable                                           (1,592,200)            (589,400)
        Inventories                                                      (31,900)             (67,900)
        Refundable income taxes                                          (15,700)                  -
        Prepaid expenses and other current assets                       (141,900)             (86,600)
        Accounts payable and accrued expenses                            349,500              858,500
        Income taxes payable                                             292,700             (300,400)
        Customer's deposits                                              123,800                   -
        Other current liabilities                                        (19,800)                  -
-------------------------------------------------------------------------------------------------------------------
Net Cash Used in Operating Activities                                    (32,500)            (147,100)
-------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
     Sales of property and equipment                                       1,000                   -
     Deposits                                                             (6,900)             (20,900)
     Loans receivable from officer                                            -                    -
     Purchase of property and equipment                                  (55,000)             (32,600)
-------------------------------------------------------------------------------------------------------------------
Net Cash Used In Investing Activities                                    (60,900)             (53,500)
-------------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities

     Bank overdraft                                                           -               (69,400)
     Advances from bank loans and other credit institutions               22,400                   -
     Payment for long-term debt and short term debts                      (2,500)             (13,800)
-------------------------------------------------------------------------------------------------------------------
Net Cash Provided By (Used in) Financing Activities                       19,900              (83,200)
-------------------------------------------------------------------------------------------------------------------
Net Decrease in Cash and Cash Equivalents                                (73,500)            (283,800)
Cash and Cash Equivalents, beginning of period                           385,100            1,018,500
-------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, end of period                                 311,600              734,700
-------------------------------------------------------------------------------------------------------------------
Cash Paid For:
     Interest                                                           $129,600              $95,200
===================================================================================================================

                           COMC, Inc. and Subsidiaries

                       Consolidated Audited Balance Sheets


===================================================================================================================

December 31,                                                                      1999           1998
-------------------------------------------------------------------------------------------------------------------
Assets

Current:
     Cash and cash equivalents (Note 11)                                  $    385,100   $  1,018,500
     Accounts receivable, less allowance for doubtful
       accounts of $273,100 and $276,900, respectively
       (Notes 4, 11, and 12)                                                 4,521,400      3,387,100
     Inventories (Note 4)                                                      194,000        124,200
     Loans receivable from officer                                                  -         114,300
     Prepaid expenses and other current assets                                  34,900        195,200
     Deferred income taxes (Note 9)                                            213,500        152,600
-------------------------------------------------------------------------------------------------------------------

Total Current Assets                                                         5,348,900      4,991,900

Property and Equipment, net (Notes 3 and 4)                                    561,200        715,800

Goodwill, net (Note 2)                                                              -      10,938,500

Other Assets (Note 7)                                                          368,900         35,900
-------------------------------------------------------------------------------------------------------------------



                                                                          $  6,279,000   $ 16,682,100
===================================================================================================================



December 31,                                                                     1999            1998
-------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity

Current Liabilities:
     Bank borrowings (Note 4)                                           $     879,200   $     367,200
     Accounts payable                                                         648,000         676,100
     Accrued expenses (Note 5)                                                572,800         378,800
     Current portion of long-term debt (Note 4)                                10,500          60,500
     Notes payable to shareholders (Notes 2 and 7)                                 -        3,500,000
     Accrued interest due related party                                        30,100          77,400
     Income taxes payable (Note 9)                                            270,000       1,045,300
     Other current liabilities                                                 19,800         171,000
-------------------------------------------------------------------------------------------------------------------

Total Current Liabilities                                                   2,430,400       6,276,300

Long-term Debt, less current portion (Note 4)                                  20,400              -
Related Party Notes Payable (Note 7)                                        3,500,000          96,300
Deferred Income Taxes (Note 9)                                                 89,500          73,900
-------------------------------------------------------------------------------------------------------------------

Total Liabilities                                                           6,040,300       6,446,500
-------------------------------------------------------------------------------------------------------------------

Commitments and Contingencies (Notes 4, 6, 8, and 10)

Shareholders' Equity (Notes 10 and 11):

     Common stock, $.01 par value; 40,000,000 shares authorized; 19,401,491 shares and 20,054,946 issued and outstanding,
        respectively                                                          194,000         200,500
     Additional paid-in capital                                            12,918,100      10,558,500
     Accumulated deficit                                                  (11,093,600)       (523,400)
     Treasury stock at cost; 3,564,987 and no shares, respectively         (1,779,800)             -
-------------------------------------------------------------------------------------------------------------------

Total Shareholder's Equity                                                    238,700      10,235,600
-------------------------------------------------------------------------------------------------------------------

                                                                        $   6,279,000   $  16,682,100
===================================================================================================================


     See accompanying notes to consolidated financial statements.

                           COMC, Inc. and Subsidiaries

                  Consolidated Audited Statements of Operations


===================================================================================================================


Years Ended December 31,                                            1999             1998
----------------------------------------------------------------------------------------------

Revenues (Note 12):
     Data and voice services                              $     16,266,500  $     6,037,200
     Recruitment services                                        4,829,000        1,890,000
----------------------------------------------------------------------------------------------
                                                                21,095,500        7,927,200

Cost of Revenues:
     Data and voice services                                    10,533,700        3,695,000
     Recruitment services                                        3,456,400        1,316,500
----------------------------------------------------------------------------------------------

                                                                13,990,100        5,011,500
----------------------------------------------------------------------------------------------

Gross Profit                                                     7,105,400        2,915,700
----------------------------------------------------------------------------------------------

Operating Expenses:
     Selling, general, and administrative                        5,676,400        2,644,300
     Noncash expenses:
       Impairment of long-term asset (Note 2)                   10,382,300                -
       Amortization of goodwill                                    556,200          185,300
       Depreciation and amortization                               207,500           95,900
----------------------------------------------------------------------------------------------

                                                                16,822,400        2,925,500
----------------------------------------------------------------------------------------------

Loss From Operations                                            (9,717,000)          (9,800)
----------------------------------------------------------------------------------------------

Other Income (Expense):
     Interest income                                                 9,000            9,400
     Interest expense (Note 7)                                    (221,900)               -
     Interest expense, related party                              (397,400)        (165,600)
     Other                                                         (18,200)         (47,700)
----------------------------------------------------------------------------------------------

                                                                  (628,500)        (203,900)
----------------------------------------------------------------------------------------------

Loss Before Provision for Income Taxes                         (10,345,500)        (213,700)

Provision for Income Taxes (Note 9)                               (224,700)        (117,200)
----------------------------------------------------------------------------------------------

Net Loss                                                  $    (10,570,200) $      (330,900)
==============================================================================================

Basic and Diluted Loss per Common Share                             $(0.55)           $(.02)
==============================================================================================

Basic and Diluted Weighted-Average Common Shares

     Outstanding                                                19,153,992      15,011,800
==============================================================================================


See accompanying notes to consolidated financial statements.

                           COMC, Inc. and Subsidiaries

             Consolidated Audited Statements of Shareholders' Equity


===================================================================================================================



                                                  Common Stock             Additional
                                          ----------------------------       Paid-in         Accumulated

                                              Shares         Amount          Capital           Deficit
-------------------------------------------------------------------------------------------------------------------

Balances, December 31, 1997                   12,498,107      125,000           210,000            (192,500)

Common stock issued in purchase
  business combination (Note 2)                6,493,506       64,900         8,935,100                   -

Issuance of common stock                       1,063,333       10,600         1,413,400                   -

Net loss                                               -            -                 -            (330,900)
-------------------------------------------------------------------------------------------------------------------

Balances, December 31, 1998                   20,054,946       200,500       10,558,500            (523,400)

Treasury stock                                         -            -         1,826,000                   -
Proceeds from exercise of stock
  options                                              -            -           (38,800)                  -
Compensation expense related to options
   granted                                             -            -           204,400                   -

Interest related to options granted                    -            -           361,500                   -

Cancellation of shares outstanding              (653,455)      (6,500)            6,500                   -

Net loss                                               -            -                 -         (10,570,200)
-------------------------------------------------------------------------------------------------------------------

Balances, December 31, 1999                   19,401,491  $   194,000    $   12,918,100    $    (11,093,600)
===================================================================================================================



                                                    Treasury Stock
                                          -------------------------------------
                                              Shares              Amount              Total
                                          ---------------------------------------------------------

Balances, December 31, 1997                             -                   -            142,500

Common stock issued in purchase
  business combination (Note 2)                         -                   -          9,000,000

Issuance of common stock                                -                   -          1,424,000

Net loss                                                -                   -           (330,900)
---------------------------------------------------------------------------------------------------

Balances, December 31, 1998                             -                   -         10,235,600

Treasury stock                                 (3,651,948)         (1,826,000)                 -
Proceeds from exercise of stock
  options                                          86,961              46,200              7,400
Compensation expense related to options
   granted                                              -                   -            204,400

Interest related to options granted                     -                   -            361,500

Cancellation of shares outstanding                      -                   -                  -

Net loss                                                -                   -        (10,570,200)
---------------------------------------------------------------------------------------------------

Balances, December 31, 1999                    (3,564,987)  $      (1,779,800)           238,700
===================================================================================================

 See accompanying notes to consolidated financial statements.

                           COMC, Inc. and Subsidiaries

             Consolidated Audited Statements of Cash Flows (Note 13)


===================================================================================================================



Years Ended December 31,                                           1999               1998
---------------------------------------------------------------------------------------------

Cash Flows From Operating Activities:
     Net Loss                                             $ (10,570,200)    $     (330,900)
     Adjustments to reconcile net loss to net cash
       provided by (used in) operating activities:
         Impairment of long-term assets                      10,382,300                 -
         Stock-based compensation                               204,400                 -
         Amortization of deferred finance charge                 28,500                 -
         Amortization of goodwill                               556,200           185,300
         Depreciation                                           183,200            95,900
         Allowance for doubtful accounts                         (3,800)                -
         Loss on disposition of capital equipment                     -             6,100
         Deferred income tax                                    (45,300)           57,600
         Changes in operating assets and liabilities,
           net of business acquisition:
              Accounts receivable                            (1,130,500)          348,300
              Other receivable                                        -                 -
              Inventories                                       (69,800)          118,400
              Refundable income tax                                   -           (41,600)
              Prepaid expenses and other current assets         160,300            58,200
              Accounts payable                                  (28,100)         (306,000)
              Accrued expenses                                  194,000                 -
              Income taxes payable                             (775,300)         (193,200)
              Customer's deposits                                     -          (207,900)
              Other current liabilities                        (151,200)                -
              Accrued interest due related party                (47,300)                -

---------------------------------------------------------------------------------------------
Net Cash Provided By (Used in) Operating Activities          (1,112,600)         (209,800)

Cash Flows From Investing Activities:
     Cash acquired from purchase business combination                 -         1,149,300
     Cash paid to selling stockholders of ICF                         -        (1,500,000)
     Expenses related to purchase of ICF                              -          (183,600)
     Repayment of loan receivable from shareholder              114,300                 -
     Deposits                                                         -            18,000
     Loans receivable from officer                                    -           (69,000)
     Purchase of property and equipment                         (28,600)          (52,800)
---------------------------------------------------------------------------------------------
Net Cash Provided by (Used In) Investing Activities              85,700          (638,100)
---------------------------------------------------------------------------------------------
Cash Flows From Financing Activities

     Sale of common stock, net of offering costs                  7,400         1,424,000
     Bank overdraft                                             (69,400)           69,400
     Advances from bank loans and other credit
         institutions                                         6,713,500           339,800
     Repayments on bank loans and other credit
         institutions                                        (6,132,100)          (51,900)
     Payment for long-term debt                                (125,900)                -
---------------------------------------------------------------------------------------------
Net Cash Provided By (Used in) Financing Activities             393,500         1,781,300
---------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents           (633,400)          933,400
Cash and Cash Equivalents, beginning of period                1,018,500            85,100
---------------------------------------------------------------------------------------------
Cash and Cash Equivalents, end of period                        385,100         1,018,500
---------------------------------------------------------------------------------------------
Cash Paid For:
     Interest                                             $     397,300     $      88,500
     Income taxes                                         $   1,004,100     $     334,300

Non-Cash Investing and Financing Activities:
     Common stock and notes payable issued in purchase
         of ICF                                           $     361,500     $  12,500,000
     Options issued for debt fees                         $   1,826,000     $           -
     Common stock contributed to the Company              $           -     $           -
=============================================================================================


 See accompanying notes to consolidated financial statements.

                           COMC, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

================================================================================

1.   Summary Accounting Policies of The Company

COMC, Inc. and Subsidiaries (the Company) is a technology service company in the telecommunications industry with a rapidly expanding national geographic service coverage area. The Company designs, implements, supports, and manages LAN/WAN computer network systems voice communication network systems, and premise wiring for both data and voice. In addition, the Company provides customers with permanent and temporary technical professional recruitment and placement services to fill their internal staffing needs.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Complete Communications, Inc. (CCI) and ICF Communication Solutions, Inc. (ICF). All significant intercompany accounts and transactions have been eliminated.

Uses of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventories

Inventories, consisting of various parts and equipment for sale, are stated at lower of costs (determined on a first-in, first-out) or market.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which range from five to seven years. Leasehold improvements are amortized on the straight-line method over the term of the lease or the useful life of the asset, whichever is shorter.

Long-Live Assets

Long-lived assets are assessed for possible impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable, or whenever management has committed to a plan to dispose of the assets. Such assets are carried at the lower of book value or fair value as estimated by management based on appraisals, current market value, comparable sales value, and undiscounted future cash flows as appropriate. Assets to be held and used affected by such impairment loss are depreciated or amortized at their new carrying amount over the remaining estimated life; assets to be sold or otherwise disposed of are not subject to further depreciation or amortization.

Revenue Recognition

Revenues and related costs for short-term projects (i.e. projects with duration of less than one month) are recognized as the projects are completed. Revenues generated by certain long-term contracts are recognized principally on the percentage-of-completion method in the ratio that cost incurred bears to estimated cost at completion. As of December 31, 1999, all such contracts were short-term.

Advertising Costs

The cost of advertising is expensed as incurred. Advertising costs for the years ended December 31, 1999, 1998, and 1997, were approximately $24,300, $39,800, and $26,900, respectively.

Income Taxes

Income taxes are calculated using the liability method of accounting for income taxes specified by SFAS No. 109, Accounting for Income Taxes. Deferred income taxes are recognized for the tax consequences of temporary differences between the financial statements and income tax bases of assets, liabilities and carryforwards using enacted tax rates. Valuation allowances are established when necessary, to reduce deferred tax assets to the amount expected to be realized. Realization is dependent upon future pre-tax earnings, the reversal of temporary differences between book and tax income, and the expected tax rates in effect in future periods.

Fair Value of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and Cash Equivalents

The carrying amount reported on the balance sheet for cash and cash equivalents approximates fair value.

Short-Term Debt

The fair value of short-term debt is estimated based on current interest notes available to the Company for debt instruments with similar terms and maturities.

Long-Term Debt

As of December 31, 1999 and 1998, the fair values of the Company's financial instruments approximate their historical carrying amounts.

Stock-Based Compensation

SFAS No. 123, Accounting for Stock-Based Compensation, encourages entities to recognize compensation costs for stock-based employee compensation plans using the fair value-based method of accounting defined in SFAS No. 123, but allows for the continued use of the intrinsic value based method of accounting prescribed by Accounting Principles Board (APB) opinion No. 25, Accounting for Stock Issued to Employees. The Company continues to use the accounting prescribed by APB Opinion No. 25 and as such is required to disclose pro forma net income and earnings per share as if the fair value-based method of accounting had been applied.

Earnings Per Common Share

In February 1997, the FASB issued SFAS No. 128, Earnings Per Share, which became effective December 28, 1997. Conforming to SFAS No. 128, the Company changed its method of computing earnings per share and restated all prior periods included in the financial statements. Under SFAS No. 128, the dilutive effect of stock options is excluded from the calculation of basic earnings per share. The number of potential common shares not included in diluted earning per share, due to their being antidilutive was 3,564,987 for the year ended December 31, 1999.

Comprehensive Income

In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during the period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealizable gain/loss of available-for-sate securities. The individual components of comprehensive income (loss) are reflected in the statements of shareholders' equity. As of December 31, 1999, the Company did not have any accumulated other comprehensive income loss.

Adoption of New Accounting Pronouncements

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities on the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized as income in the period of change. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of Effective Date of FASB Statement No. 133, which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

Historically, the Company has not entered into derivative contracts either to hedge existing risk or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard to have a material impact on the Company's results from operations, financial position or cash flows.

Reclassifications

Certain amounts in the 1998 consolidated financial statements have been reclassified to conform with the 1999 presentation.

2.       Acquisition

August 17, 1998, the Company consummated the acquisition of ICF Communication Systems, Inc. (ICF). Under the terms of the Agreement and Plan of Merger dated July 24, 1998, ICF merged with and into a wholly owned subsidiary of the Company that had been especially organized for purposes of this transaction (the Merger). In connection with the Merger, ICF's name was changed to ICF Communication Solutions, Inc. In consideration for the Merger, the two principals of ICF received an aggregate payment valued at approximately $14,000,000, as follows: $1,500,000 in cash at the closing of the transaction; $3,500,000 in promissory notes due and payable throughout 1999, and 6,493,506 shares of the Company's common stock valued at $9,000,000 or $1.386 per share. The Company agreed to use its best efforts to register the shares of common stock issued in connection with the Merger. The Company defaulted on various payments of the promissory notes in 1999, and restructured the notes (see Note
7).

The above merger was accounted for using the purchase method of accounting. The new balance sheet of ICF as of August 31, 1998 was as follows:

--------------------------------------------------------------------------------
                     Cash acquired                         $  1,149,300
                     Current assets other than cash           3,823,700
                     Property and equipment                     655,000
                     Other assets                               130,000
                     Current liabilities                     (2,624,200)
--------------------------------------------------------------------------------
                     Net asset acquired                       3,133,800
                     Goodwill                                11,123,800

                                 Total consideration       $ 14,257,600
================================================================================


Unaudited pro forma consolidated results of operations of the Company as if the purchase had occurred as of January 1, 1998 is as follows. The unaudited pro forma results are not necessarily indicative of the results which would have been obtained had the acquisition actually occurred as of the date indicated nor are they indicative of future results.

                                                        1998
--------------------------------------------------------------------------------

            Revenues                               $ 19,702,100
            Net (loss) income                          (470,800)

            Basic and diluted (loss) income per
                share                              $      (0.02)
-----------------------------------------------------------------

            Weighted-average number of common
               shares outstanding                    19,340,800
================================================================================

Goodwill was being amortized on a straight-line basis over a twenty-year period, with the Company periodically reviewing goodwill to assess its recoverability.

As required by Statement of Financial Accounting Standards (SFAS) No. 121, the Company recorded in December 1999 a loss on the long-lived asset of goodwill when the events and circumstances indicated the asset was impaired. The Company estimated the fair value of this asset based on comparable assets within the industry, the Company's economic outlook and discounted future cash flows. The impairment resulted in a charge to earnings of $10,382,300 in 1999.

3.       Property and Equipment

Property and equipment consisted of the following as of December 31, 1999 and 1998:

                                                        1999            1998
--------------------------------------------------------------------------------

          Furniture and office equipment        $    445,800         409,700
          Vehicles                                   331,700         359,800
          Computer equipment                         285,500         274,900
          Software                                    53,000          52,900
          Leasehold improvements                      44,800          36,400
          Other                                        8,300           6,800
--------------------------------------------------------------------------------

                                                   1,169,100       1,140,500
          Less accumulated depreciation and
             amortization                            607,900         424,700
--------------------------------------------------------------------------------

                                                $    561,200     $   715,800
================================================================================

4.       Financings

Line of Credit

The Company has a $3,000,000 revolving line of credit with a bank that expires in September 2001. The borrowings under the line of credit bear interest at the bank's prime rate plus 2% (10.5% as of December 31, 1999) and is secured by the Company's accounts receivable, inventories, and property and equipment. As of December 31, 1999, there was $2,120,800 available under the line of credit.

Debt Financing

During 1998, the Company acquired three vehicles for a total purchase price of $44,000 under a financing arrangement with the vehicles as security. The loans bear interest at 9.7% and require monthly payments of $1,100 for 48 months.

Annual maturities of the debt financing discussed above for years ending December 31, are as follows:

                             2000                                   $    10,500
                             2001                                        11,200
                             2002                                         9,200
                             ---------------------------------------------------

                                                                    $    30,900
                             ===================================================

5.       Accrued Expenses

Accrued expenses consisted of the following as of December 31, 1999 and 1998:

                                                     1999             1998
--------------------------------------------------------------------------------

           Accrued payroll and related expenses  $   317,800          253,200
           Accrued vacation                          137,600           81,700
           Accrued commissions                        49,000           43,900
           Other                                      68,400                -
--------------------------------------------------------------------------------


                                                 $   572,800      $   378,800
================================================================================

6.       Commitments and Contingencies

Operating Leases

The Company leases certain offices under operating leases expiring on various dates through 2002. Total rent expense charged to operations was $255,800, $247,700, and $45,600 in 1999, 1998, and 1997, respectively. As of December 31,
1999, the minimum future rental commitments under non-cancelable operating leases payable over the remaining terms of the operating leases are:

                      Year ending December 31,                    Amount

--------------------------------------------------------------------------------

                      2000                                   $   159,700
                      2001                                       133,300
                      2002                                       116,800
                      2003                                        12,700
--------------------------------------------------------------------------------

                                                             $   422,500

================================================================================

Employment Agreements

In 1998, the Company entered into two-year employment agreements with two employees providing, among other things, for annual salaries of $135,000 as well as annual bonuses at the discretion of the Company's Board of Directors.

In 1999, the Company entered into a two-year employment agreement with its Chief Financial Officer, providing among other things, an annual salary of $135,000, 2,463,896 options to purchase common stock (Note 9), as well as annual bonuses at the discretion of the Company's Board of Directors.

7.       Transactions With Related Parties

In August 1998, the Company entered into a series of six notes aggregating $3,500,000 with the Company's President and the Company's Chief Operating Officer as part of the Merger discussed in Note 2. These notes bore interest at 10%, and had original maturity dates of either January 1999 or August 1999. In 1999, the Company canceled the aforementioned notes and issued two unsecured 10% notes payable for $1,750,000 each to the President and the Chief Operating Officer. Under the new notes, the term of the notes was extended for two additional years (due August 2002), payable in a lump-sum amount at the end, with interest payable monthly. Should the Company default on the new notes or their interest payments, the noteholders have the right to convert the notes to common stock of the Company at $0.50 per share.

Interest expense associated with the above notes aggregated $347,159 and $147,390, 1999 and 1998, respectively. As of December 31, 1999 and 1998, accrued interest on these notes aggregated $30,138 and $16,474, respectively.

In connection with the restructuring of the notes, the noteholders received 753,246 options (Note 9) to purchase common stock. These options were issued at below fair market value resulting in a deferred finance charge of approximately $361,600, which is included in other assets. The deferred finance charge is being amortized as interest expense overthree years, with amortization expense for 1999 being $50,200.

8.       Defined Contribution Plan

In April 1997, the Company amended its defined contribution plan (the Plan) such that all employees were eligible to participate in the Plan after completing three months of service and attaining the age of 21. To be entitled to an allocation of employer contributions, a participant must complete 1,000 hours of service during the Plan year and must be employed by the Company on the last day of the Plan year. Employees electing to participate in the Plan may contribute up to 20% of their annual compensation. Contributions to the Plan are limited to the maximum amount allowable under the provisions of the Internal Revenue Code. The Company may choose to make contributions to the Plan at its discretion. No discretionary contributions were made for the years ended December 31, 1999, 1998, and 1997.

9.       Income Taxes

During 1998, CCI changed its accounting method for income tax purposes for the years ended December 31, 1996 and 1997, which resulted in income tax expense totaling $41,200.

This was included in the 1998 current income tax expense.

The components of income taxes were as follows for the years ended December 31, 1999:

                        1999           Current     Deferred       Total
-------------------------------------------------------------------------------
                        State        $   56,000   $   (3,000)  $   53,000
                        Federal         214,000      (42,300)     171,700
-------------------------------------------------------------------------------

                                     $  270,000   $  (45,300)  $  224,700
===============================================================================

                        1998           Current     Deferred       Total
-------------------------------------------------------------------------------
                        State        $   29,000   $   (1,100)  $   27,900
                        Federal          30,600       58,700       89,300
-------------------------------------------------------------------------------

                                     $   59,600   $   57,600   $  117,200
===============================================================================

The components of deferred tax assets and liabilities were as follows at December 31, 1999 and 1998:


                                                                    1999         1998
---------------------------------------------------------------------------------------------------------

                   Deferred tax assets

                        Net operating loss carryforwards        $        -   $   20,900
                        State income taxes                          19,000        6,300
                        Allowance for uncollectable accounts       109,000      108,800
                        Accrued vacation                            66,000       14,200
                        Others                                      19,000        2,400
---------------------------------------------------------------------------------------------------------
                        Gross deferred tax asset                   213,000      152,600

                   Deferred tax liability:
                        Depreciation                                89,000       73,900
---------------------------------------------------------------------------------------------------------

                                                                $  124,000   $   78,700
=========================================================================================================

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and prior taxes paid in making this assessment.

The actual tax expense differs from the expected tax expense, computed by applying the Federal corporate tax rate of 34% to income before income taxes, as follows:


                                                           1999        1998
--------------------------------------------------------------------------------

                Expected statutory tax expense        $ (3,517,500) $ (72,600)
                Net tax effect of permanent
                   differences                           4,347,800     95,600
                State income taxes, net of federal
                   tax effect                             (620,800)    18,400
                Additional CCI's income tax expense
                   due to change in accounting
                   method for income tax purposes                -     87,600
                Valuation allowance                              -          -
                Others                                      15,200    (11,800)
--------------------------------------------------------------------------------

                Income taxes                          $    224,700  $ 117,200
================================================================================

In June 1998, ICF, the Company's wholly owned subsidiary, agreed to certain Income Tax Examination Changes by the Internal Revenue Service (IRS) which resulted in additional income tax liabilities to the IRS for years 1995, 1996 and 1997 of $1,114,000. At December 31, 1997, ICF had income tax liabilities for those years of $1,410,032 to the IRS and $376,500 to the State. At December 31, 1998, ICF had income tax liabilities for those years of $786,400 to the IRS and $217,700 to the State, which were paid in 1999.

10.      Shareholders' Common Stock Equity

In August 1999, the Company's Chairman of the Board and principal stockholder contributed back to the Company 3,651,948 shares of his common stock holdings. These shares are to be reserved for issuance to key employees under the Company' stock option plan. At the time of their contribution to the Company, the shares had a fair market value of $0.50 per share. In the accompanying consolidated financial statements, these shares have been reflected as treasury stock. In 1999, 86,961 of these shares were issued from the exercise of vested stock options.

In 1996, the Company verbally granted a consultant approximately 625,000 shares of common stock, at the then fair market value of $0.01 per share, for services rendered. Though recorded on the Company's books of record, these shares were never issued. As the statute of limitations for a verbal commitment has run on the issuance of these shares, and no claim has been made for such shares, the Company reflected the cancellation of these shares on its books of record as of December 1999.

During 1998, the Company sold 103,333 Units in a private placement. Each Unit consisted of 10 shares of common stock and 2 warrants to purchase common stock at $2.00 per share. The Company issued a total of 1,063,333 common shares, including 30,000 common shares issued as partial payment of offering costs, and 206,666 warrants, for total cash proceeds of $1,550,000 less cash offering costs of $126,000. The Company also agreed to file a registration statement with respect to the shares included in the Units. The Company also issued to the placement agent warrants to purchase 100,000 common stock at $1.50 per share.

In addition in 1998, the Company issued 6,493,506 common shares valued at $9,000,000 to the selling stockholders of ICF (Note 2).

In 1997, the Company's Chairman of the Board and principal stockholder, agreed to transfer 5% of the stock to which he was entitled to receive from the acquisition discussed in Note 2 to a former employee in settlement of an employment dispute between the Company and the former employee. The 500,000 shares of common stock were valued at $0.01 per share, its fair value at that time. The shares were transferred in October 1998. There was no financial impact recorded with this transaction.

Pursuant to agreements entered into in 1998, the Company's Chairman of the Board and principal stockholder transferred 1,000,000 shares of his common stock to a former director of the Company and 500,000 shares of his common stock to the Company's former Chief Financial Officer. The Audit Committee of the Board of Directors has put a value of $0.01 per share on these transactions, representing the then fair value of the shares.

Stock Purchase Warrants

As of December 31, 1999, the following common stock warrants were issued and outstanding:

                                      Shares Subject    Exercise    Expiration
            Issued with respect to:     to Warrant       Price         Date
            ------------------------------------------------------------------

            Financing                    206,666        $   2.00       2003
            Financing                    100,000        $   1.50       2003

Stock Option Plan

In November 1999, the Company adopted a Stock Option Plan (The Plan). The Plan is restricted to employees, officers, and consultants of the Company. Options granted under the Plan vest over five years and are exercisable over ten years. Non-statutory options are granted at prices not less than 85% of the estimated fair value of the stock on the date of grant as determined by the Board of Directors. Incentive options are granted at prices not less than 100% of the estimated fair value of stock on the date of grant. However, options granted to shareholders who own greater than 10% of the outstanding stock are established at no less than 110% of the estimated fair value of the stock on the date of grant.

A summary of the status of the Company's outstanding stock options as of December 31, 1999, and changes during the year then ended is presented in the following table:

                                                  Options Outstanding

                                    ------------------------------------------
                                                   Shares Under     Wtd. Avg.
                                         Shares      the Plan       Ex. Price
                                    ------------------------------------------

           Beginning balances                  -               -    $     -
           Granted                             -         240,000       0.08
           Granted                     3,651,948               -       0.50
           Exercised                     (86,961)              -       0.08
           -------------------------------------------------------------------

           Ending balances             3,564,987         240,000       0.10
           ===================================================================

           Exercisable at year-end                     3,564,987
           ===================================================================

           Weighted-average fair
            value of options granted

            during the period:                                         0.48
                                                                    ==========

Options granted under the Plan were for employees the Company, whereas, the balance of the options granted were pre-plan and issued to officers and directors of the Company.

The following table summarizes information about stock options outstanding as of December 31, 1999:


                                                Options Outstanding                  Options Exercisable
                                    ------------------------------------------- -------------------------------
                                                       Wtd. Avg.
                                         Number        Remaining     Wtd. Avg.      Number
                       Range of      Outstanding at   Contractual    Exercise    Exercisable      Wtd. Avg.
                    Exercise Prices     12/31/99         Life          Price     at 12/31/99    Exercise Price
                    --------------   -------------- -------------- ------------ -------------  -----------------

                    $ 0.01-0.10           240,000      9.8 years   $      0.08             -   $ 0.08

                    $ 0.11-0.50         3,564,987      9.9 years   $      0.50     3,564,987   $ 0.50
                                     --------------                --------------------------

                                        3,804,987                  $      0.10     3,564,987   $ 0.50
                                     ==============                ==========================

In connection with the grant of certain warrants and stock options in 1999, the Company recorded consulting expense of $204,400, representing the difference between the deemed fair market value and the exercise price of the stock options as determined by the Board of Directors on the date of grant. The deferred interest is being amortized three years, and in 1999, the Company recognized $50,200 of interest expense associated with these options.

SFAS No. 123, Accounting for Stock-Based Compensation, requires the Company to provide pro forma information regarding net (loss) income and (loss) earnings per share as if compensation cost for the Company's stock option plan had been determined in accordance with the fair value based method prescribed in SFAS No.123. The Company estimates the fair value of stock options at the grant date by using the Black-Scholes option pricing-model with the following weighted average assumptions used for grants in 1999: dividend yield of 0; expected volatility of 130%; risk-free interest rate of 5.6%; and expected lives of years for all plan options. The Company adopted its Stock Option Plan in 1999 and consequently had no stock options granted in 1998 or 1997. Under the accounting provisions of SFAS No. 123, the Company's pro forma net loss and the basic and diluted net loss per common share would have been adjusted to the pro forma amounts below.

                                                               1999
    --------------------------------

             Net loss:
                  As reported                                  $ (10,570,200)
                  Pro forma                                    $ (10,811,500)

             Basic and diluted earnings (loss) per share:
                  As reported                                  $       (0.55)
                  Pro forma                                    $       (0.56)


11.      Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents, and trade receivables. The Company places its cash and cash equivalents with high quality financial institutions and, by policy, limits the amounts of credit exposure to any one financial institution.

The Company's accounts receivable are derived from many customers in various industries. The Company believes any risk of accounting loss is significantly reduced due to the diversity of its end-customers and geographic sales areas. The Company performs credit evaluation of its customers' financial condition whenever necessary, and generally does not require cash collateral or other security to support customer receivables.

12.      Major Customers

For the ended December 31, 1999, two customers accounted for approximately 33% and 26% of total revenues, respectively, with related accounts receivable as of December 31, 1999 of $2,105,600 and $451,900, respectively.

For the year ended December 31, 1998, four customers accounted for approximately 38%, 22%, 11%, and 11% of total revenues, respectively.



                 ===================                                                   =====================

------------------

No  dealer,  salesman  or any  other  person  has been                        17,386,456 Shares of Common Stock
authorized  to give  any  information  or to make  any
representations  other  than those  contained  in this
Prospectus,  and, if given or made,  such  information
or  representation  must not be relied  upon as having
been authorized by the Company or by the  Underwriter.
Neither the delivery of this Prospectus nor any sale
made hereunder shall under any circumstances create any
implication that there had been no change in the affairs
of the Company since the date hereof. This Prospectus
does not constitute an offer to sell or a solicitation
of an offer to buy any securities offered hereby by
anyone in any jurisdiction in which such offer or
solicitation is not authorized or in which the person
making such offer or solicitation is not qualified to
do so or to anyone to whom it is unlawful to make such
offer or solicitation.

                                                                      COMC, INC.
                                TABLE OF CONTENTS
                                                                          Page
                                                                           No.

 1. Prospectus Summary ...............................................      4
 2. Risk Factors .....................................................     11
 3. Forward Looking Statements .......................................     19
 4. Registering Shareholders .........................................     20
 5. Use of Proceeds ..................................................     22
 6. Plan of Distribution .............................................     22
 7. Description of Our Business ......................................     24
 8. Description of Property ..........................................     35
 9. Management's Discussion and Analysis of Financial Condition
      and Results of Operations ......................................     36
10. Financial Statements .............................................     46
11. Certain Relationships and Related Transactions ...................     46
12. Market For Common Equity & Related Stockholders Matters ..........     49
13. Legal Proceedings ................................................     51
14. Description of Securities ........................................     51
15. Directors, Executive Officers, Promoters & Control Persons .......     52
16. Executive Compensation ...........................................     56
17. Changes In and Disagreements with Accountants on Accounting
      & Financial Disclosure .........................................     58
18. Experts ..........................................................     59
19. Disclosure of Commission Position on Indemnification
      for Securities Act Liabilities .................................     59
20. Where You Can Get More Information ...............................     60
21. Index to Consolidated Financial Statements .......................     61
22. Independent Auditors' Reports ....................................    F-1
23. Consolidated Financial Statements
      March 31, 2000 (unaudited) &
      December 31, 1999 (audited) ....................................    F-2
24. Consolidated Unaudited Statements of Operations Quarters
      Ended March 31, 2000 & 1999 ....................................    F-3
25. Consolidated Unaudited Statements of Cash Flows Quarter
      Ended March 31, 2000 & 1999 ....................................    F-4
26. Consolidated Audited Balance Sheets Years Ended
      December 31, 1999 & 1998 .......................................    F-5
27. Consolidated Audited Statements of Operations Years Ended
      December 31, 1999 & 1998 .......................................    F-6
28. Consolidated Audited Statements of Shareholders Equity
      Years Ended December 31, 1999 & 1998 ...........................    F-7
29. Consolidated Audited Statements of Cash Flows Years Ended
      December 31, 1999 & 1998 .......................................    F-8
30. Notes to Consolidated Financial Statements .......................    F-9


Until July 5, 2000 (25 days after the date of this Prospectus) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                    =================
                                                                  June 9,  2000

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.          Indemnification of Directors and Officers.

                  Article VIII of the Company's Bylaws entitled "Indemnification of Directors, Officers and Employees" is set forth below in its entirety:

                  Section 1. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed the best interest of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

                  Section 2. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, but no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

                  Section 3. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection 1 and 2, or in defense of any claim, issue or matter therein, he shall be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with such defense.

                  Section 4. Any indemnification under subsections 1 and 2, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections 1 and 2. Such determination shall be made:

                  (a) By the stockholders.

                  (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to such act, suit or proceeding:

                  (c) If such a quorum of disinterested directors so orders, by independent legal counsel in a written opinion; or

                  (d) If such a quorum of disinterested directors independent legal counsel in a written opinion.

                  Section 5. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the corporation as authorized in this section.

                  Section 6.      The indemnification provided by this article:

                  (a) Does not exclude any other rights to which a person seeking indemnification may be entitled under any by law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office; and

                  (b) Shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  Section 7. The corporation may, at the direction of the board of directors, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 25.          Other Expenses of Issuance and Distribution

         The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement, all of which will be borne by the Registrant.

Securities and Exchange Commission Fee ..........                 $  6,150.63
                                                                   ----------
Accountants' Fees................................                 $  1,000
                                                                   ----------
Legal Fees.......................................                   40,000
                                                                   ----------
Company's Administrative Expenses................                 $  5,000
Printing and engraving ..........................                 $  1,000
Miscellaneous....................................                 $ 10,000

TOTAL                                                             $ 63,150.63
                                                                   ==========
Item 26.          Recent Sales of Unregistered Securities

         In July 1998, pursuant to a private placement, Registrant issued to a number of foreign financial institutions units consisting of an aggregate of 1,000,000 shares of Common Stock and warrants to purchase 200,000 shares of Common Stock for $2.00 per share until July 31, 2000. These issuances were exempt from registration under Rule 506 promulgated under the Securities Act. Total gross cash proceeds of this offering were $1,500,000.

         In connection with the aforementioned private placement, the Company issued 30,000 shares of Common Stock and 100,000 warrants to purchase Common Stock at 1.50 per share until July 31, 2000 to nominees of an overseas entity in connection with its assistance in the completion of the offering. These issuances were exempt from registration pursuant to Section 4(2) of the Securities Act.

         In August 1998, we issued an aggregate of 6,493,506 shares of Common Stock to Messrs. Lincoln and Burns, our President and Chief Operations Officer, respectively, in connection with the acquisition by Registrant of ICF Communication Solutions, Inc. These issuances were exempt from registration pursuant to Section 4(2) of the Securities Act.

         In July 1998, pursuant to a private placement, we issued a number of foreign financial institutions units consisting of an aggregate of 1,000,000 shares of Common Stock and warrants to purchase 200,000 shares of our Common Stock at $2.00 per share until July 31, 2000. These issuance's were exempt from registration under Rule 506 promulgated under the Securities Act. The total gross cash proceeds of this offering were $1,500,000. In the same month, an additional 33,334 shares of our Common Stock and 6,666 warrants were sold to a single U.S. investor on the same terms.

         In connection with the aforementioned private placement, we issued 30,000 shares of Common Stock and 100,000 warrants to purchase Common Stock at $1.50 per share until July 31, 2000 to nominees of an overseas entity that provided assistance with the completion of this offering. These issuance's were exempt from registration pursuant to Section 4(2) of the Securities Act.

         In August 1998, we issued an aggregate of 6,493,506 shares of Common Stock to Messrs. Lincoln and Burns in connection with our acquisition of ICF. These issuance's were exempt from registration pursuant to Section 4(2) of the Securities Act.

         In August of 1999, we issued options to acquire a total of 3,651,948 shares of Common Stock in connection with the restructuring of certain debt obligations to Messrs. Burns and Lincoln and in connection with the hiring of Mr. Smith. Specifically, Messrs. Burns and Lincoln received options to acquire a total of 376,623 shares of our Common Stock each, Mr. Smith received options to acquire a total of 2,463,896 shares of our Common Stock, and Gramercy National Partners, for its assistance in connection with the aforementioned debt restructuring and the hiring of Mr. Smith, received options to acquire a total of 434,806 shares of our Common Stock. These issuances were exempt from registration pursuant to Section 4(2) of the Securities Act. Simultaneous with these option grants, Mr. Ackerman contributed into our treasury 3,651,948 shares of Common Stock from his personal holdings in order to fund these grants. Subsequently, in October of 1999, an option for 86,961 shares of Common Stock was exercised and 86,961 shares of Common Stock were issued from our treasury. As of December 31, 1999 we had reserved 3,564,987 shares of Common Stock for issuance upon exercise of issued and outstanding options.

         In November 1999, our Board of Directors determined that it was in our best interests to adopt the COMC, Inc. 1999 Stock Option Plan (the "1999 Plan") for the benefit of certain of our key employees. The 1999 Plan was adopted by our Board of Directors on November 30,1999, and 240,000 shares of our common stock were reserved for issuance under the 1999 Plan. Our Board of Directors plans to present the 1999 Plan for approval to our stockholders at their 2000 annual meeting. Subject to the approval of our stockholders, in November, 1999, we granted incentive stock options to our employees to acquire shares of our common stock at an exercise price of $.50 per share, with the right to exercise such options vesting over a five year period.

         From April 17, 2000, through May 15, 2000, we raised approximately $1,320,000 through a private placement of 1,320,000 shares of our common stock and options to purchase 660,000 shares of our common stock for $1.00 per share with various accredited investors (the "Investors"). The options are exercisable at any time within the next five years. On April 26, 2000, some of the Investors exercised options and purchased 472,500 shares of common stock under their option agreements. In connection therewith, 236,250 shares of our common stock were surrendered to us at the April 26, 2000 OTCBB closing price of $2.00 per share in a "cashless" transaction and in full payment of $472,500 due from exercise. Consequently, only 236,250 shares of common stock were issued as a result of this exercise of options. As of May 10, 2000, and based upon the above referenced transactions, we have a total of 20,947,741 shares of common stock issued and outstanding, of which 3,564,987 are held in Treasury.

Item 27.          Exhibits and Financial Statements Schedules.

EXHIBITS

Exhibit No.                     Description


2.01 Letter Agreement with Complete Communications, Inc. dated as of June 3, 1996(1)

2.02     Agreement of Merger dated July 19, 1996 between the Company and ICF(2)

3.01     Certificate of Incorporation(3)

3.02     By-laws(4)

5.01 Opinion of McCutchen, Doyle, Brown & Enersen, LLP regarding the legality of the securities being registered

10.01    Loan Agreement between COMC and Mr. Burns dated August 10, 1999.(5)

10.02    Loan Agreement between COMC and Mr. Lincoln dated August 10, 1999.(5)

10.03 Stock Purchase Agreement by and among COMC, Mr. Ackerman and Mr. Smith dated August 10, 1999.(5)

10.04 Contributing Agreement by and between COMC and Mr. Ackerman dated August 10, 1999.(5)

10.05 Stock Option Agreement by and between COMC and Mr. Burns dated August 10, 1999.(5)

10.06 Stock Option Agreement by and between COMC and Mr. Lincoln dated August 10, 1999.(5)

10.07 Stock Option Agreement by and between COMC and Mr. Smith dated August 10, 1999.(5)

10.08 Stock Option Agreement by and between COMC and Gramercy dated August 10, 1999.(5)

10.09 Registration Rights Agreement by and between COMC, Messrs. Burns, Lincoln and Smith dated August 10, 1999.(5)

10.10 Stockholders Agreement by and between COMC, the Burns Trust, the Lincoln Trust and Messrs. Ackerman and Smith dated August 10, 1999.(5)

10.11    COMC 1999 Stock Option Plan and form of Incentive Stock Option
         Agreement.

10.12 Stock Purchase Agreement by and between COMC and various Investors (Form used in connection with April/May 2000 private sales).(6)

10.13 Stock Options Agreement by and between COMC and various Investors (Form used in connection with April/May 2000 private sales).(6)

10.14 Registration Rights Agreement by and between COMC and various Investors (Form used in connection with April/May 2000 private sales).(6)

10.15    Settlement and Release Agreement by and between COMC, ICF and Charles
         E. Lincoln dated May 1, 2000.(6)

16.01 Letter dated February 23, 2000 from Hollander, Lumer and Co. LLP to the office of the Chief Accountant, Division of Corporation Finance.(7)

16.02 Letter dated February 21, 2000 from Deloitte and Touche LLP to the Commission.(7)

23.01    Consent by McCutchen Doyle Brown & Enersen, LLP 98)

23.02    Consent by Hollander, Lumer and Co. LLP

23.03    Consent by BDO Seidman, LLP

----------------------------

(1) Incorporated by reference to the Company's Information Statement dated September 15, 1996

(2)      Incorporated by reference to the Company's Form 8-K filed August 31,
         1998.

(3) Incorporated by reference to the Company's Registration Statement declared effective March 25, 1987.

(4) Incorporated by reference to the Current Report on Form 8-K dated January 9, 1997.

(5) Incorporation by reference to the Current Report on Form 8-K dated October 15, 1999.

(6)      Incorporated by reference to the Company's 10-QSB dated May 15, 2000.

(7) Incorporation by reference to the Current Report on Form 8-K dated February 25, 2000.

(8)      See Exhibit 5.01

Item 28.          Undertakings.

                  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus required by section
                  10(a)(3) of the Securities Act;

                           (ii) Reflect in the prospectus any facts or events
                  which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in he maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) Include any material information with respect
                  to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 1 5(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) File a post-effective amendment to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         The Company will provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                                  SIGNATURES


     In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this registration statement or amendments to be signed on its behalf by the undersigned, in the City of Burbank, State of California on the 9th day of June, 2000.

                                        COMC, INC.

                                        By:  /s/
                                             ------------------------
                                             John Ackerman, Chairman,
                                             Director



     In accordance with the requirements of the Securities Act, this registration statement or amendment was signed by the following persons in the capacities and on the dates stated:

Signature                          Title                         Date
---------                          -----                         ----

/s/                                Chairman, Director            June 9, 2000
--------------------------
John J. Ackerman

/s/                                Chief Executive Officer,      June 9, 2000
--------------------------         President, Chief Financial
Christopher R. Smith               Officer, Director

/s/                                Chief Operations Officer,     June 9, 2000
--------------------------         Director
William M. Burns

/s/                                Director                      June 9, 2000
--------------------------
Donald Baker

                                 EXHIBIT INDEX

Exhibit No.                     Description


2.01 Letter Agreement with Complete Communications, Inc. dated as of June 3, 1996(1)

2.02     Agreement of Merger dated July 19, 1996 between the Company and ICF(2)

3.01     Certificate of Incorporation(3)

3.02     By-laws(4)

5.01 Opinion of McCutchen, Doyle, Brown & Enersen, LLP regarding the legality of the securities being registered

10.01    Loan Agreement between COMC and Mr. Burns dated August 10, 1999.(5)

10.02    Loan Agreement between COMC and Mr. Lincoln dated August 10, 1999.(5)

10.03 Stock Purchase Agreement by and among COMC, Mr. Ackerman and Mr. Smith dated August 10, 1999.(5)

10.04 Contributing Agreement by and between COMC and Mr. Ackerman dated August 10, 1999.(5)

10.05 Stock Option Agreement by and between COMC and Mr. Burns dated August 10, 1999.(5)

10.06 Stock Option Agreement by and between COMC and Mr. Lincoln dated August 10, 1999.(5)

10.07 Stock Option Agreement by and between COMC and Mr. Smith dated August 10, 1999.(5)

10.08 Stock Option Agreement by and between COMC and Gramercy dated August 10, 1999.(5)

10.09 Registration Rights Agreement by and between COMC, Messrs. Burns, Lincoln and Smith dated August 10, 1999.(5)

10.10 Stockholders Agreement by and between COMC, the Burns Trust, the Lincoln Trust and Messrs. Ackerman and Smith dated August 10, 1999.(5)

10.11    COMC 1999 Stock Option Plan and form of Incentive Stock Option
         Agreement.

10.12 Stock Purchase Agreement by and between COMC and various Investors (Form used in connection with April/May 2000 private sales).(6)

10.13 Stock Options Agreement by and between COMC and various Investors (Form used in connection with April/May 2000 private sales).(6)

10.14 Registration Rights Agreement by and between COMC and various Investors (Form used in connection with April/May 2000 private sales).(6)

10.15    Settlement and Release Agreement by and between COMC, ICF and Charles
         E. Lincoln dated May 1, 2000.(6)

16.01 Letter dated February 23, 2000 from Hollander, Lumer and Co. LLP to the office of the Chief Accountant, Division of Corporation Finance.(7)

16.02 Letter dated February 21, 2000 from Deloitte and Touche LLP to the Commission.(7)

23.01    Consent by McCutchen Doyle Brown & Enersen, LLP 98)

23.02    Consent by Hollander, Lumer and Co. LLP

23.03    Consent by BDO Seidman, LLP

----------------------------

(1) Incorporated by reference to the Company's Information Statement dated September 15, 1996

(2)      Incorporated by reference to the Company's Form 8-K filed August 31,
         1998.

(3) Incorporated by reference to the Company's Registration Statement declared effective March 25, 1987.

(4) Incorporated by reference to the Current Report on Form 8-K dated January 9, 1997.

(5) Incorporation by reference to the Current Report on Form 8-K dated October 15, 1999.

(6)      Incorporated by reference to the Company's 10-QSB dated May 15, 2000.

(7) Incorporation by reference to the Current Report on Form 8-K dated February 25, 2000.

(8)      See Exhibit 5.01